Ex. 10.1

WHITE EAGLE ASSET PORTFOLIO, LP
SUBSCRIPTION AGREEMENT
DATED AUGUST 16, 2019

THE PARTNERSHIP INTERESTS OF WHITE EAGLE ASSET PORTFOLIO, LP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THE PARTNERSHIP INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE LIMITED PARTNERSHIP AGREEMENT REFERRED TO HEREIN AND IN COMPLIANCE WITH THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

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SUBSCRIPTION AGREEMENT
THIS SUBSCRIPTION AGREEMENT, dated as of August 16, 2019 (this “Agreement”), is entered into by and among Palomino JV, L.P., a Cayman exempted limited partnership (“Purchaser”), White Eagle Asset Portfolio, LP, a Delaware limited partnership (the “Partnership”), White Eagle General Partner, LLC, a Delaware limited liability company (the “Withdrawing General Partner”), Lamington Road Designated Activity Company, a designated activity company incorporated with limited liability under the laws of Ireland (“Lamington Road”, and together with the Withdrawing General Partner, the “Seller Parties”), and Emergent Capital, Inc., a Florida corporation (“Parent”, and together with Purchaser, the Partnership, the Withdrawing General Partner and Lamington Road, the “Parties”, and each a “Party”).
RECITALS
WHEREAS, the Partnership has been formed under the laws of the State of Delaware to own the life insurance policies described on Schedule I (each such life insurance policy, a “Policy”), which Policies are held on behalf of the Partnership by the Partnership’s Securities Intermediary;
WHEREAS, Parent indirectly owns 100% of the issued and outstanding equity interests of (i) Lamington Road, (ii) the Withdrawing General Partner, and (iii) the Partnership;
WHEREAS, Lamington Road owns 99.9% of the issued and outstanding partnership interests of the Partnership and the Withdrawing General Partner owns 0.1% of the issued and outstanding partnership interests of the Partnership which it is surrendering to the Partnership for cancellation on the date hereof and concurrent with the purchase of newly issued Class A Partnership Units contemplated hereby (as defined in the Amended and Restated Agreement of Limited Partnership dated the date hereof by and among the Withdrawing General Partner, New General Partner and the limited partners whose names are set forth in the schedules thereto, including Purchaser (such agreement, the “A&R LPA”));
WHEREAS, on November 14, 2018, the Withdrawing General Partner and Lamington Road filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (as amended from time to time, the “Bankruptcy Code”) in the Bankruptcy Court, and on December 13, 2018, the Partnership filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (together with the November 14, 2018 filings jointly administered under Case No 18-12808 (KG), the “Chapter 11 Cases”);
WHEREAS, this Agreement shall be the “Purchase Agreement” for purposes of, and as defined in, the Order (A) Authorizing the Sale of the Majority Equity Interests in Debtors White Eagle Asset Portfolio, LP and White Eagle General Partner, LLC Free and Clear of Liens, Claims, Encumbrances, and Other Interests, (B) Authorizing Assumption and Payment of Liabilities of White Eagle Asset Portfolio, LP and White Eagle General Partner, LLC by Debtor Lamington Road Designated Activity Company, (C) Approving Bid Protections in Favor of the Purchaser Support Parties, (D) Granting the Buyer and the Purchaser Support Parties the Protection Afforded to a Good Faith Purchaser, and (E) Granting Related Relief, entered by the Bankruptcy Court in the Chapter 11 Cases on July 22, 2019;

WHEREAS, Purchaser wishes to purchase from the Partnership, and the Partnership wishes to issue and sell to Purchaser, 7,250 Class A Partnership Units in the Partnership, which, after such issuance, will equal 72.5% of the total issued and outstanding partnership interests of the Partnership, and 100 Class D Partnership Units (the “Purchased Interests”), and Purchaser wishes to be admitted, and the Partnership wishes to admit Purchaser, as a Class A Limited Partner and a Class D Limited Partner of the Partnership, on the terms and subject to the conditions of this Agreement and the A&R LPA;
WHEREAS, as a condition and inducement to Purchaser entering into this Agreement, Purchaser, Lamington Road and the Withdrawing General Partner, concurrently with the Closing, will enter into the A&R LPA to amend and restate the Partnership's limited partnership agreement;
WHEREAS, as a condition and inducement to Purchaser entering into this Agreement, Lamington Road and the Partnership, concurrently with the Closing, will enter into a partnership interest exchange agreement pursuant to which Lamington Road will exchange its outstanding partnership interests for Class B Partnership Units (the “Partnership Interest Exchange Agreement”);
WHEREAS, as a condition and inducement to Purchaser entering into this Agreement, Lamington Road, concurrently with the Closing, will enter into a pledge agreement in favor of Purchaser, substantially in the form of Exhibit A hereto (the “Pledge Agreement”); and
WHEREAS, as a condition and inducement to Purchaser entering into this Agreement, Lamington Road and the Partnership, concurrently with the Closing, will enter into an agreement whereby Lamington Road agrees to assume any and all liabilities and obligations, whether known or unknown, contingent or unliquidated, of and against the Partnership, substantially in the form of Exhibit B hereto (the “Assumption Agreement”).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties hereby agree as follows:

Article I
DEFINITIONS; USAGE OF TERMS
Section 1.01    Definitions. Each capitalized term used in this Agreement has the respective meaning ascribed to it in the Glossary of Defined Terms attached hereto. Any capitalized term used herein but not defined in the Glossary of Defined Terms attached hereto shall have the meaning given to such term in the A&R LPA.
Section 1.02    Interpretive Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:
(a)    the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
(b)    words importing any gender shall include other genders;
(c)    words importing the singular only shall include the plural and vice versa;
(d)    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”
(e)    the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)    references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;
(g)    references to any Person include the successors and permitted assigns of such Person;
(h)    the use of the words “or,” “either” and “any” shall not be exclusive;
(i)    wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;
(j)    references to “$” or “dollars” mean the lawful currency of the United States of America;
(k)    references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form;
(l)    the term “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”;

(m)    a reference herein to any Law or to any provision of any Law includes any modification or re-enactment thereof (including prior to the date hereof), any legislative provision substituted therefor and all regulations and rules issued thereunder or pursuant thereto;
(n)    references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and
(o)    the Parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
Section 1.03    Construction. If a conflict arises between the text of this Agreement and any annex, schedule or exhibit, the terms of this Agreement shall govern. The Parties acknowledge that each was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor of or against any Party because one is deemed to be the author thereof.
ARTICLE II
ISSUANCE OF PARTNERSHIP INTEREST
Section 2.01    Purchase and Sale of Partnership Interest. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the Partnership shall issue and sell to Purchaser, and Purchaser shall purchase from the Partnership, the Purchased Interests free and clear of all Liens and transfer restrictions other than restrictions on transfer under the applicable securities laws and that may arise under the A&R LPA. The purchase price for the Purchased Interests is $366,180,921 (the “Base Purchase Price”) in cash for the portion of the Purchased Interests that are Class A Partnership Units, and $8,000,000 in cash for the portion of the Purchased Interests that are Class D Partnership Units, each as adjusted pursuant to this Agreement (the sum of such amounts following all such adjustments, the “Purchase Price”), payable by Purchaser as set forth herein. Any subsequent payments by Purchaser to the Partnership shall be in accordance with the A&R LPA.
Section 2.02    Adjustments for Matured Policies.
(a)    To the extent that any Policies held by the Partnership or the Partnership's Securities Intermediary have been discovered on or prior to the Closing Date to have matured prior to the Closing Date (any Policy maturing prior to the Closing Date, a “Matured Policy”), then the valuation of the Partnership will be deemed reduced by the value assigned to such Policy on the Allocation Schedule, and the Base Purchase Price due from Purchaser shall be reduced by an amount equal to 72.5% of the value assigned to such Policy on the Allocation Schedule. The Base Purchase Price, following all reductions pursuant to this Section 2.02(a), shall be the “Closing Purchase Price”.
(b)    To the extent that any Party discovers, within 18 months after the Closing Date, that any Policy held by the Partnership or the Partnership’s Securities Intermediary matured prior to the Closing Date (and such Policy was not identified as a Matured Policy under Section 2.02(a)), such Party will promptly notify all other Parties of such discovery. The Parties agree that the Gross Proceeds paid on any such Matured Policy will be for the account of and will be paid over to Lamington Road when received by the Partnership and shall not be applied in accordance with Section 3.2 of the A&R LPA, provided, that such Gross Proceeds paid to Lamington Road shall be reduced by an amount equal to the sum of (i) the portion of the Purchase Price allocated to such Matured Policy on the Allocation Schedule, plus (ii) 72.5% of all Premiums, management fees, servicing fees and other out-of-pocket costs and Partnership Expenses paid by the Partnership after the Closing Date and allocable to such Matured Policy (based on the value of such Matured Policy on the Allocation Schedule relative to the values of all other Policies on the Allocation

Schedule), plus (iii) 11% per annum compounded quarterly on the amounts described in clauses (i) and (ii) (the amounts described in the foregoing clauses (i), (ii) and (iii), together, the “Matured Policy Purchase Price”), which Matured Policy Purchase Price shall (x) be paid to Purchaser from such Gross Proceeds prior to the distribution of any portion of such Gross Proceeds to Lamington Road, and (y) not be applied in accordance with Section 3.2 of the A&R LPA.
(c)    Notwithstanding the foregoing in this Section 2.02, no Policy under which the Insured has died after the Closing Date, or as to which no Party is aware of such death within 18 months of the Closing Date, shall constitute a Matured Policy or a Policy to which Section 2.02(b) shall apply, and the Partnership shall at all times be entitled to the proceeds of any such Policy, to be distributed in accordance with Section 3.2 of the A&R LPA. Each Matured Policy shall be removed from Schedule I and, subject to this Article II, shall not be or shall no longer be treated as a Policy for purposes of this Agreement.
ARTICLE III
CLOSING PROCEDURES
Section 3.01    Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur by electronic exchange of duly executed agreements simultaneously with the execution and delivery of this Agreement by all of the parties hereto and shall be deemed effective, and as having occurred at the offices of Orrick, Herrington & Sutcliffe LLP, 107 Cheapside, London, England, as of 12:01 a.m., local time, on the Closing Date.
Section 3.02    Closing Deliverables.
(a)    Prior to the date hereof, the Partnership shall have delivered, or caused to be delivered, to Purchaser an up-to-date list of Policies held by the Partnership (the “Closing Date Policies”), attached hereto as Schedule I, which list reflects any Policy dispositions in accordance with Section 5.02 and any Matured Policies identified as such prior to the date hereof.
(b)    Attached as Schedule 3.02(b) hereto is a schedule of allocated values for each Closing Date Policy (the “Allocation Schedule”) and the corresponding portion of the Base Purchase Price relating to each such Policy.
(c)    Attached as Schedule 3.02(c) hereto is a schedule, certified by the Seller Parties (the “Disbursement Schedule”), setting forth:
(i)    the portion of each item or any item of Indebtedness of the Partnership being repaid at the Closing, set forth next to the name of each recipient thereof;
(ii)    the portion of the Partnership Expenses being paid at the Closing, set forth next to the name of each recipient thereof;
(iii)    the on-hand cash of the Seller Parties to be held by Lamington Road in a manner satisfactory to Purchaser and used to satisfy all of the White Eagle Liabilities under the Plan and Settlement Agreement; and
(iv)    detailed wire instructions for each Person listed on the Disbursement Schedule.
(d)    At the Closing, the Partnership and each applicable Seller Party shall deliver the following to Purchaser:
(i)    a certificate or certificates representing the Purchased Interests, together with any other documents reasonably requested by Purchaser to evidence Purchaser’s good and valid title to the Purchased Interests, free and clear of all Liens;
(i)    certificates from the Partnership and each of the Seller Parties, in form and substance reasonably acceptable to Purchaser, executed by Parent, Lamington Road and the Withdrawing General Partner, respectively, as of the Closing Date and certifying that (i) it has complied in all material respects with all covenants, obligations and conditions hereunder required to be performed and complied with by it at or prior to the Closing, and (ii) its representations and warranties contained in this Agreement were true and correct as of the Closing Date (except that those representations and warranties that expressly address matters only as of a particular date shall have been true and correct only as of such date);
(ii)    a certificate of the Withdrawing General Partner of the Partnership, in form and substance reasonably acceptable to Purchaser, certifying (i) the certificate of formation of the Partnership, (ii) the limited partnership agreement of the Partnership in effect as of the Closing Date, (iii) the resolutions of the applicable governing bodies and partners of the Partnership approving the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (iv) the good standing of the Partnership in its jurisdiction of formation, and in each other jurisdiction where the Partnership is required to be qualified to do business and (v) the names and signatures of the officers of the Partnership authorized to sign the agreements and documents to be delivered by the Partnership in connection with this Agreement;
(iii)    resignation and release letters, effective as of the Closing, of each director, manager, general partner and/or officer of the Partnership, which shall include, if applicable, a termination of any power-of-attorney previously granted to such director, manager or officer;
(iv)    payoff letters, termination agreements or other evidence in form and substance reasonably satisfactory to Purchaser, as applicable, dated as of the Closing Date or within a reasonable time prior to the Closing Date, with respect to any Partnership Indebtedness, which shall provide for the complete repayment, satisfaction and/or release as of the Closing Date of all of such Partnership Indebtedness to the Persons to whom such Indebtedness is owed and the complete release of any Liens (including any collateral assignments on record with the Issuing Insurance Company on any Policy) or guarantees any such Person may have against the Partnership or any of its assets or properties, the return and surrender of any limited partnership interests held as collateral for any Partnership Indebtedness, along with supporting documentation, all in customary form reasonably satisfactory to Purchaser;
(v)    copies of all Partnership Approvals, duly executed by the applicable consenting party (if applicable);
(vi)    evidence in form and substance reasonably satisfactory to Purchaser that each of the agreements set forth in Schedule 3.02(b)(vii) shall have been terminated without any future liability to the Partnership from and after the Closing Date;
(vii)    one or more counterparts to the A&R LPA duly executed by the Partnership and the applicable Seller Parties;
(viii)    one or more counterparts to the Pledge Agreement duly executed by Lamington Road (as the initial holder of the Class B Partnership Units) and the Collateral Agent;
(ix)    the Assumption Agreement duly executed by Lamington Road and the Partnership, and acknowledged by Parent;
(x)    the Partnership Interest Exchange Agreement duly executed by Lamington Road and the Partnership;
(xi)    evidence in form and substance reasonably satisfactory to Purchaser that the Approval Order is final, non-appealable and not subject to a stay;
(xii)    one or more counterparts to the Master Termination Agreement duly executed by the parties thereto;
(xiii)    evidence in form and substance reasonably satisfactory to Purchaser of the surrender and cancellation of all limited partnership interests in the Partnership existing prior to the date of the A&R LPA, pursuant to the Partnership Interest Exchange Agreement, against issuance of the Class B Partnership Units to or to the order of Lamington Road, in form and substance satisfactory to Purchaser;
(xiv)    evidence of the issuance and delivery to Wilmington Trust, National Association, as Collateral Agent (as defined in the Pledge Agreement) for the Secured Parties (as defined in the Pledge Agreement) pursuant to the Pledge Agreement of one or more certificates representing the Class B Partnership Units (as defined in the A&R LPA), accompanied by duly executed stock powers or other applicable forms of assignment and transfer related to the Class B Partnership Units;
(xv)    counterparts to the A&R Securities Intermediary Agreement and evidence in form and substance reasonably satisfactory to Purchaser that the Authorized Persons (as defined in the A&R Securities Intermediary Agreement) will be as of the date hereof granted the authority to control and direct the Partnership's Securities Intermediary with respect to the Partnership's Accounts in accordance with the terms of the A&R Securities Intermediary Agreement;
(xvi)    an IRS Form W-9 from Parent and an IRS Form W-8BEN-E from Lamington Road;
(xvii)    opinions from counsel to the Seller Parties, in form and substance reasonably acceptable to Purchaser;
(xviii)    counterparts to each other Transaction Document duly executed by the Partnership and the applicable Seller Parties or proof satisfactory to Purchaser that such Transaction Documents have been executed and delivered and are in full force and effect.
(e)    At the Closing, Purchaser shall deliver:
(i)    the Closing Purchase Price payable in accordance with Section 3.03 and the Disbursement Schedule;
(ii)    a certificate of Purchaser, in form and substance reasonably acceptable to the Seller Parties, executed by an officer of Purchaser as of the Closing Date and certifying that (i) Purchaser has complied in all material respects with all of its covenants, obligations and conditions hereunder required to be performed and complied with by it at or prior to the Closing and (ii) the representations and warranties of Purchaser contained in this Agreement were true and correct as of the date hereof and remain true and correct as of the Closing Date as though made on Closing Date (except that those representations and warranties that expressly address matters only as of a particular date shall have been true and correct only as of such date);
(iii)    a counterpart to the A&R LPA duly executed by Purchaser;
(iv)    a counterpart to the Pledge Agreement duly executed by Purchaser;
(v)    counterparts to the Management Agreement duly executed by the parties thereto; and
(vi)    counterparts to the other Transaction Documents (whether or not Purchaser is a party thereto) duly executed by Purchaser and/or each other party thereto that is not a Seller Party or proof satisfactory to the Seller Parties that such Transaction Documents have been executed and delivered and are in full force and effect.
(f)    No later than four (4) Business Days following the Closing Date, the Seller Parties shall deliver, or cause to be delivered, to Purchaser a true, correct and complete electronic copy, in CD or DVD format, of the Data Room as it exists at the Closing and shall keep the Data Room accessible and preserve the contents therein until such copy is delivered to Purchaser at an address specified by Purchaser.
Section 3.03     Payment of Purchase Price. At the Closing, the Partnership directs Purchaser to pay the Closing Purchase Price on its behalf as follows:
(a)    Partnership Indebtedness. Purchaser shall pay, utilizing the entirety of the Closing Purchase Price, the Partnership Indebtedness to CMLG Corp, as Administrative Agent under the Lender Parties Facility.
(b)    [Intentionally Omitted].
(c)    [Intentionally Omitted].
(d)    Withholding. Each of Purchaser and its agents or representatives shall be entitled to withhold from amounts otherwise payable to the Seller Parties or any other Person pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to making such payment under the Code or any provision of applicable state, local or foreign Tax law; provided Purchaser will first notify any Seller Party subject to such withholding of its intent to withhold and give the Seller Party a reasonable opportunity to demonstrate that no withholding or deduction (or a lesser amount) is required. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. Purchaser is not aware, as of the date of the Agreement, of any requirement to deduct or withhold from amounts otherwise payable by it pursuant to this Agreement.
(e)    Transfer Taxes. All excise, sales, use, value-added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties imposed in connection with this Agreement and the transactions contemplated hereby (collectively “Transfer Taxes”) shall be borne equally by the Purchaser and the Seller Parties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS
Section 4.01    Representations and Warranties of the Seller Parties, the Partnership, Parent and Purchaser.
(a)    Each of the Seller Parties, Parent and the Partnership hereby represents and warrants to Purchaser, jointly and severally, as of the Closing Date, as follows:
(i)    Organization and Good Standing.
(A)    Each of the Seller Parties and the Partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of the Seller Parties and the Partnership has all requisite power and authority to own or lease its properties and to conduct its business as such properties are now owned or leased and such business is now conducted by such Seller Party or the Partnership. Each of the Seller Parties and the Partnership is duly qualified to transact business and is in good standing, and has obtained all necessary licenses and approvals in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification, licenses and approvals necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the transactions contemplated by this Agreement or the other Transaction Documents. Neither the Withdrawing General Partner, Lamington Road nor the Partnership is a participant in any joint venture, partnership or similar arrangement. The Partnership was formed for the sole purpose of acquiring, holding and selling the Policies and the Withdrawing General Partner was formed for the sole purpose of serving as the Withdrawing General Partner of the Partnership and neither the Partnership nor the Withdrawing General Partner has engaged in any other business or activities.
(B)    True and complete copies of (i) the certificate or articles of incorporation, certificate of formation, certificate of limited partnership or similar formation documents; (ii) bylaws, operating agreement, agreement of limited partnership or other similar governance documents; (iii) minutes of meetings, or written consents in lieu of meetings, of the stockholders, members, boards of directors, partners (including general partners) or managers (or similar governing bodies) and committees of the boards of directors or managers (or similar governing bodies); (iv) equity transfer ledgers (or similar equity ownership records) and (v) other organizational documents (in each case, together with all amendments thereto) of the Withdrawing General Partner, Lamington Road and the Partnership have been delivered or made available to Purchaser. Neither the Withdrawing General Partner, Lamington Road nor the Partnership is in default under or in violation of any provision of its organizational documents. The minute books of the Partnership previously made available to Purchaser contain, in all material respects, complete and accurate records of all meetings and accurately reflect, in all material respects, all other corporate actions of the stockholders, members, partners (including the general partner), boards of directors or managers (or similar governing bodies) and any committees thereof of the Partnership. The unit certificate books and unit transfer ledgers of the Partnership previously made available to Purchaser are true, correct and complete.
(ii)    Power and Authority. Each of the Seller Parties and the Partnership has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document and all related documents, agreements, certifications and releases to be executed by it, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, including, in the case of the Partnership, the power and authority to issue the Purchased Interests to Purchaser as contemplated hereby. Each of the Seller Parties and the Partnership has taken all requisite action, corporate or otherwise, to authorize, and has duly authorized, the execution and delivery of each Transaction Document to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder. Each of the Seller Parties and the Partnership has duly executed and delivered this Agreement and each other Transaction Document to which it is a party.
(iii)    Capitalization; Structure.
(A)    Schedule 4.01(a)(iii)(A) sets forth the beneficial owners of all Partnership Interests of the Partnership, the amount of Partnership Units held by each beneficial owner and the corresponding unit certificate number. The Partnership Interests are owned beneficially and of record by Lamington Road and the Withdrawing General Partner, respectively, and constitute 100% of the total issued and outstanding equity interests of the Partnership. Except as provided on Schedule 4.01(a)(iii)(A), neither the Withdrawing General Partner nor Lamington Road have any Subsidiaries other than the Partnership, and the Partnership has no Subsidiaries, and neither the Withdrawing General Partner, Lamington Road nor the Partnership holds any security convertible or exchangeable into equity interests in any Person. The Partnership does not own any securities or securities entitlements other than the securities, securities entitlements and cash credited to the Partnership’s Securities Account.
(B)    The Partnership Interests (i) were, and when issued the Purchased Interests will be, duly authorized and validly issued in compliance with all applicable federal, state, local and foreign Laws, free and clear of all Liens and the initial transfer thereof to Purchaser shall be exempt from registration under all applicable federal and state securities laws and regulations; (ii) are, and when issued the Purchased Interests will be, fully paid and nonassessable; (iii) have not been, and when issued the Purchased Interests will not be, issued in violation of any preemptive rights and (iv) are not, and when issued the Purchased Interests will not be, subject to preemptive rights, rights of first refusal or similar rights created by statute, the Partnership’s Organizational Documents or any agreement. Except as set forth in Schedule 4.01(a)(iii)(B) there are no (x) outstanding obligations of the Seller Parties, Parent or the Partnership to repurchase, redeem or otherwise acquire any securities of the Partnership or (y) outstanding obligations of the Seller Parties, Parent or the Partnership to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in the Partnership or any other Person. Except as set forth in Schedule 4.01(a)(iii)(B), there are no other outstanding securities of the Partnership, including any debt securities or any options, warrants, calls, commitments, agreements or other rights of any kind, giving any Person the right to acquire, or any securities that, upon conversion, exchange or exercise would give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, or otherwise convertible, exercisable or exchangeable into, shares of capital stock, or other equity interests in the Partnership. There are no authorized or outstanding stock appreciation rights, phantom stock or stock plans, profit participation rights or other similar rights with respect to the Partnership.
(C)    Neither the Seller Parties nor the Partnership have ever adopted, sponsored or maintained any option plan or any other plan or agreement providing for equity compensation to any Person.
(D)    Except as set forth in Schedule 4.01(a)(iii)(D) and the Lender Parties Facility (which will be satisfied and terminated on the Closing Date), there are no change of control or similar rights, anti-dilution protections, accelerated vesting rights or other rights that the Seller Parties, Parent, the Partnership, any officer, employee or director of the Seller Parties, Parent or the Partnership, or any other Person would be entitled to exercise or invoke as a result of, or in connection with, the transactions contemplated by the Transaction Documents or otherwise that would afford any such Person any rights or interests in or to any membership or partnership interests (or equivalent equity interests) in the Partnership or the Withdrawing General Partner or any assets of either of them.
(E)    Except for the Current LPA, there are no voting trusts or other agreements or understandings to which the Partnership is a party with respect to the equity securities of the Partnership. Except as set forth in Schedule 4.01(a)(iii)(E), following the Closing, no Person will have any right to receive shares of capital stock or other equity interests in the Withdrawing General Partner, Lamington Road or the Partnership upon exercise, conversion or vesting of any right or convertible instrument.
(iv)    Financial Statements.
(A)    The Partnership has delivered or made available to Purchaser true and complete copies of: (i) the audited consolidated balance sheets as of December 31, 2017 (the “Reference Date Balance Sheet”, and December 31, 2017, the “Reference Date”) and the audited consolidated statements of operations, cash flows and changes in partners’ equity for the years then ended, together with the independent accountant’s reports thereon; (ii) the unaudited consolidated balance sheet of the Partnership as of November 30, 2018 and the unaudited consolidated statement of operations for the eleven months then ended; and (iii) the unaudited consolidated balance sheet of the Partnership as of June 30, 2019 (the “June 2019 Financial Statement”), and the unaudited consolidated statements of operations, cash flows and changes in partners’ equity of the Partnership for the seven months then ended (collectively, the statements described in the foregoing clauses (i), (ii) and (iii), the “Financial Statements”). Such Financial Statements were prepared in accordance with GAAP (except as may be indicated in the notes thereto to the contrary) and present fairly in all material respects the consolidated financial position, cash flows and results of operations of the Partnership, for the periods and as of the dates set forth therein, subject to, in the case of the unaudited interim Financial Statements, the absence of information or notes not required by GAAP and the Partnership’s past practice to be included in interim financial statements that, if furnished, would not, individually or in the aggregate, disclose any material obligation or liability not otherwise accrued for in such Financial Statements, and to normal year-end audit adjustments, none of which is material.
(B)    The Partnership has delivered or made available to Purchaser true and complete copies of the Monthly Operating Reports, the Schedules of Assets and Liabilities, the Periodic Report and the Statements of Financial Affairs filed with the Bankruptcy Court, which have been prepared in accordance with the practices consistently applied by the Partnership and present fairly in all material respects the information set forth therein for the periods and as of the dates set forth therein.
(C)    The Partnership maintains (i) books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their assets and (ii) adequate and effective internal accounting controls.
(D)    The Partnership has no Liability except for (i) Liabilities set forth in the June 2019 Financial Statement and (ii) Liabilities that have arisen after June 30, 2019 in the ordinary course of business (none of which is material and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law).
(E)    Parent has no liability that, if Parent were to default thereunder, would become a liability of the Partnership.
(F)    There are no amounts owed to the Withdrawing General Partner, Lamington Road, or the Partnership by any employee or consultant, any Seller Party or Affiliate of the Seller Parties (including Parent) or any amounts owed by any employee or consultant of any Seller Party or Affiliates of the Seller Parties (including Parent) to the Partnership.
(G)    Schedule 4.01(a)(iv)(G) sets forth an accurate and complete list of all Partnership Indebtedness as of the date of this Agreement. Except as set forth in Schedule 4.01(a)(iv)(G), no Partnership Indebtedness (other than Partnership Indebtedness that will be satisfied and discharged on the Closing Date utilizing a portion of the Purchase Price to repay the same) contains any restriction upon (i) the prepayment of any of such Partnership Indebtedness, (ii) the incurrence of additional Indebtedness by the Partnership, or (iii) the ability of the Partnership to grant any Lien on its properties or assets.
(H)    Without limiting the generality of the foregoing, since December 31, 2015 and to the Knowledge of the Seller Parties, there is no event, circumstance or other basis that could give rise to any obligation of the Partnership to indemnify any of its officers or managers under its Organizational Documents or any Person under any contract to which the Partnership is a party other than the Transaction Documents and the contracts that are the subject of the Approval Order and final decree of the Bankruptcy Court dismissing the Partnership's Chapter 11 Cases. No amounts are owed to or owing to the Withdrawing General Partner and upon its removal, the Partnership shall have no further Liability to it.
(v)    Absence of Certain Changes. Except as set forth in Schedule 4.01(a)(v) and as a result of the Chapter 11 Cases, since formation, the Withdrawing General Partner, Lamington Road and the Partnership have conducted their businesses in the ordinary course of business and in substantially the same manner as previously conducted and there has not occurred any material adverse effect or any damage to or destruction of any material asset of the Partnership, whether or not covered by insurance. Without limiting the generality of the foregoing, since formation, there has not been any:
(A)    authorization, issuance, sale, delivery, or agreement to issue, sell or deliver, capital stock, bonds or other securities (whether authorized and unissued or held in the treasury) of the Withdrawing General Partner, Lamington Road or the Partnership, or purchase, redemption, dividend, retirement, grant, or agreement to grant any options, phantom equity, warrants, registration rights, dividend rights or other rights calling for the issuance, sale or delivery of capital stock, bonds or other securities of the Withdrawing General Partner, Lamington Road or the Partnership;
(B)    increase or promise to increase any compensation or benefit (including any severance, change of control or retention benefits) payable or to become payable by the Withdrawing General Partner, Lamington Road or the Partnership to shareholder, equity holder, director, manager, officer, employee or individual independent contractor of the Withdrawing General Partner, Lamington Road or the Partnership, including, without limitation, the entry into any employment, severance, retention, change of control or similar contract with any employee, shareholder, equity holder, director, manager, officer, employee or individual independent contractor of the Withdrawing General Partner, Lamington Road or the Partnership or material modification of any arrangement subject to Section 409A of the Code;
(C)    no distributions of cash, declaration or payment of any dividend or other distribution or payment in respect of capital stocks, bonds or other securities of the Seller Parties or the Partnership, has been made by the Seller Parties or the Partnership since November 30, 2018;
(D)    amendment to the Organizational Documents of the Withdrawing General Partner, Lamington Road, or the Partnership;
(E)    sale, lease, license or other disposition of, or imposition of any Lien on, any of the Partnership’s assets or properties;
(F)    declaration or commitment of, entry into, amendment of, termination of, or receipt of notice of termination of any (i) employment, severance, redundancy, retention, incentive, change of control, joint venture, license or similar contract of the Partnership or (ii) transaction between the Seller Parties or the Partnership, on the one hand, and any stockholder, member, manager, director, officer or partner, or any Affiliate of any such stockholder, member, manager, director, officer, or partner, of Parent, the Seller Parties or the Partnership, on the other hand;
(G)    except for the Indebtedness of the Partnership being satisfied from a portion of the Purchase Price by Purchaser on the Closing Date, any borrowings or agreements to borrow by or on behalf of the Partnership, or guarantees by or on behalf of the Partnership of any Indebtedness of any Person;
(H)    making of any loans, advances or capital contributions to, or investments in, any Person;
(I)    other than as set forth in the Chapter 11 Cases and related filings with the Bankruptcy Court, (i) liquidation, dissolution, recapitalization or reorganization in any form of transaction; (ii) filing for bankruptcy or insolvency; or (iii) application for relief of debt or a moratorium on payments; and no other Person has taken any of the foregoing actions, in each case in respect of or on behalf of the Seller Parties and the Partnership;
(J)    [intentionally omitted];
(K)    cancellation, reduction or waiver of any material debt, claim or right of the Seller Parties or the Partnership other than cancellations, reductions or waivers relating to the Material Contracts set forth in Schedule 4.01(a)(ix);
(L)    modification, amendment or adjustment to or of the type or amount of insurance coverage described in Schedule 4.01(a)(xix), including over their assets and properties; provided, however, that the Parties acknowledge that any insurance coverage applicable to the Partnership shall cease to be applied on or after the Closing Date;
(M)    indication by any Person with whom the Partnership has an ongoing business relationship that such Person intends to discontinue or adversely change the terms of its relationship with the Partnership;
(N)    material change in the accounting methods used by the Seller Parties or the Partnership, other than by changing the Fiscal Year of the Partnership and the Seller Parties to be other than a calendar year;
(O)    settlement, compromise or waiver by the Seller Parties, Parent or the Partnership of any Claim (including any Claim relating to Taxes) comprising current property of the Partnership as of the Closing Date, other than any Claim concerning the matters listed in Schedule 4.01(a)(vi)(A), the USAO Investigation, the Chapter 11 Cases or the Lender Parties Facilities through the Closing Date; or
(P)    agreement, whether oral or written, by the Seller Parties or the Partnership to do or cause to be done any of the foregoing (other than negotiations with Purchaser and its Representatives regarding the transactions contemplated by the Transaction Documents).
(vi)    Litigation; Claims.
(A)    Except as set forth in Schedule 4.01(a)(vi)(A), the Chapter 11 Cases and the obligations or Claims relating to the Lender Parties Facility and any Material Contracts related thereto, there is no (x) Claim pending or, to the Knowledge of the Seller Parties, threatened against the Partnership or, to the Knowledge of the Seller Parties, any Claim pending or threatened against any of the Seller Parties’ or the Partnership’s respective current or former stockholders, equity holders, officers, directors or managers (in their capacities as such), or (y) Claim pending, or to the Knowledge of the Seller Parties, threatened against any Person that would cause such Person to have an indemnity claim, claim for contribution, guaranty Claim or otherwise impose any liability on the Partnership, and, in either case of (x) or (y), no such Claim has been pending against such Person since March 27, 2013 that has not been settled or will not be settled in connection with the transaction contemplated hereunder. Except as set forth in Schedule 4.01(a)(vi)(A), there are no Orders outstanding against the Seller Parties or the Partnership or any of their respective properties, assets or businesses that have not been satisfied or will not be satisfied on the Closing Date. Except as set forth in Schedule 4.01(a)(vi)(A), neither the Seller Parties nor the Partnership nor the Partnership's Securities Intermediary is a party to any Claim in which it is a plaintiff or is otherwise seeking relief.
(B)    Except for the Chapter 11 Cases, the obligations or Claims relating to the Lender Parties Facility and any Material Contracts related thereto, and as set forth in Schedule 4.01(a)(vi)(A), there is no fact or circumstance that, either alone or together with other facts and circumstances, could reasonably be expected to give rise to any Claim or Order against, relating to or affecting the Seller Parties or the Partnership or any of their respective assets and properties that, if adversely decided, would be reasonably likely to result in a material liability to the Partnership.
(C)    No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any employee or consultant (other than a claim for reimbursement by the Seller Parties or the Partnership, in the ordinary course of business), or the Withdrawing General Partner pursuant to: (i) the terms of the Organizational Documents of the Seller Parties or the Partnership; (ii) any indemnification agreement or other contract between the Seller Parties or the Partnership and any such employee or consultant; or (iii) any applicable legal requirement.
(D)    No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of the Seller Parties or the Partnership to any current, former or alleged equity holder in such Person’s capacity (or alleged capacity) as an equity holder of Parent, the Seller Parties or the Partnership.
(E)    Except as set forth in Schedule 4.01(a)(vi)(A), the Chapter 11 Cases and the obligations or Claims relating to the Lender Parties Facility and any Material Contracts related thereto, there is no Claim pending or, to the Knowledge of the Seller Parties, threatened (x) challenging the issuance, validity, enforceability, ownership or transfer of any of the Policies by the related insured, the estate of the insured, any beneficiary thereof, any prior owner thereof, the applicable Issuing Insurance Company, or any Governmental Authority, or (y) against Parent, the Seller Parties, the Partnership or the Securities Intermediary or any other Person that involves any of the Policies and would reasonably be expected to have a material adverse effect on any Policy if adversely determined, and no such Claim has been pending at any time since March 27, 2013 that has not been settled or will not be settled in connection with the transaction contemplated hereunder. Except as set forth in Schedule 4.01(a)(vi)(A), there is no Claim pending or threatened against Parent, the Seller Parties or the Partnership that would reasonably be expected to have a material adverse effect on the ability of Parent, the Seller Parties or the Partnership to perform their obligations under any Transaction Document if adversely determined. Except as set forth in Schedule 4.01(a)(vi)(A), to the Knowledge of the Seller Parties, there is no Claim pending or threatened against the Partnership’s Securities Intermediary that would reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations under any Transaction Document if adversely determined. None of the Seller Parties or the Partnership is subject to any Order, except for the Approval Order or any Order that would not reasonably be expected to have an effect on the validity or enforceability of any Transaction Document or on the ability of the Seller Parties or the Partnership to perform its obligations under any Transaction Document. Except for the USAO Investigation and as provided on Schedule 4.01(a)(vi)(E), neither the Seller Parties nor the Partnership has (A) settled any litigation, claim, dispute, challenge, or Claim relating to a Policy, (B) received a cease and desist order, subpoena or other written request from any Governmental Authority relating to the enforceability of any Policy and, to the Seller Parties’ Knowledge, no such order, subpoena or other request has been threatened, or (C) entered into a consent decree, any stipulation, formal agreement or undertaking with a Governmental Authority relating to any Policy.
(vii)    Binding Obligation. Assuming the due authorization, execution and delivery of each Transaction Document and all related documents, agreements, certifications and releases by Purchaser and any other party thereto other than the Seller Parties and the Partnership, this Agreement constitutes and each Transaction Document and all related documents, agreements, certifications and releases when so executed and delivered will constitute the legal, valid and binding obligation of each of Parent, the Seller Parties and the Partnership that are a party thereto, as applicable, enforceable against each of Parent, the Seller Parties and the Partnership that are a party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally or by general principles of equity (the “Enforceability Limitations”).
(viii)    No Violation. Except as set forth in Schedule 4.01(a)(viii), the execution or delivery of each Transaction Document and all related documents, agreements, certifications and releases by each of the Seller Parties and the Partnership that are party thereto, the performance by each of the Seller Parties and the Partnership of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, do not (A) violate, conflict with, result in the breach of any terms or provisions of, or constitute an event of default (or event which, with the giving of notice or lapse of time, or both, would become an event of default) under, require any consent which has not already been received under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, the respective Organizational Documents of the Seller Parties and the Partnership or any agreement to which a Seller Party or the Partnership is a party or by which a Seller Party or the Partnership is bound, (B) violate any Law to which a Seller Party or the Partnership is subject or any applicable Order issued by a Governmental Authority having jurisdiction over a Seller Party or the Partnership or any of their assets, properties or businesses, or (C) create any Lien.
(ix)    Material Contracts. Schedule 4.01(a)(ix) sets forth a list of all contracts of the Partnership (the “Material Contracts”), including, without limitation:
(A)    contracts that (i) involve aggregate annual payments by or to the Seller Parties or the Partnership of more than $10,000 or (ii) call for performance over a period of more than one year;
(B)    contracts that relate to or evidence Partnership Indebtedness or pursuant to which Lien has been placed on any material asset or property of the Seller Parties or the Partnership;
(C)    contracts that (i) limit the ability of the Seller Parties or the Partnership or any Affiliate of, or successor to, the Seller Parties or the Partnership, or, to the Knowledge of the Seller Parties, any executive officer of the Seller Parties or the Partnership, to compete in any line of business or with any Person or in any geographic area or during any period of time or to develop, market, sell, distribute or otherwise exploit Partnership services or products, (ii) grant exclusive rights of any type or scope or rights of first refusal, rights of first negotiation or similar rights or terms to any Person, (iii) require the Seller Parties or the Partnership and/or any Subsidiary or Affiliate of, or successor to, the Seller Parties or the Partnership to use any supplier or other Person for all or substantially all of any of its material requirements or needs in any respect, (iv) limit or purport to limit the ability of the Seller Parties or the Partnership and/or any Subsidiary or Affiliate of, or successor to, the Seller Parties or the Partnership to solicit any customers, employees or clients of the other parties thereto, (v) require the Seller Parties or the Partnership and/or any Subsidiary or Affiliate of, or successor to, the Seller Parties or the Partnership to provide to the other parties thereto “most favored nation” pricing, or (vi) require the Seller Parties or the Partnership and/or any Subsidiary or Affiliate of, or successor to, the Seller Parties or the Partnership to market or co-market any products or services of any other Person;
(D)    powers of attorney and proxies entered into by or granted to the Seller Parties or the Partnership, whether limited or general, revocable or irrevocable;
(E)    contracts that contain any obligation on the part of the Seller Parties or the Partnership to indemnify any Person;
(F)    contracts for (i) the acquisition or disposition of any Policies, any equity interests or material assets of the Seller Parties or the Partnership or any other Person or (ii) any merger, recapitalization, redemption, reorganization or other similar transaction;
(G)    contracts for the employment of any director, officer, manager, employee or consultant of the Seller Parties or the Partnership or any other type of contract with any director, officer, manager, employee or consultant of the Seller Parties or the Partnership that the Seller Parties or the Partnership has obligations towards as of and/or following the date of this Agreement, including any contract requiring it to make a payment to any director, officer, manager, employee or consultant on account of any transaction contemplated by the Transaction Documents or any contract that is entered into in connection with the Transaction Documents;
(H)    contracts under which the Seller Parties or the Partnership have, directly or indirectly, made any advance, loan or extension of credit to any Person;
(I)    contracts between the Partnership, on the one hand, and any Affiliate of the Partnership, on the other hand;
(J)    contracts with one or more Governmental Authorities;
(K)    contracts that are otherwise material to the Seller Parties or the Partnership and not previously disclosed pursuant to this Section 4.01(a)(ix) or are not terminable on 90 days' notice without payment by the Partnership of any material penalty;
(L)    servicing contracts, management contracts and contracts with securities intermediaries;
(M)    the Settlement Agreement; and
(N)    any commitment to enter into any agreement of the type described in subsections (A) through (M) of this Section 4.01(a)(ix).
With respect to all the Material Contracts, except actual or alleged breaches or material defaults relating to the Lender Parties Facility that are the subject of the Claims identified in Schedule 4.01(a)(vi)(A), neither the Seller Parties nor the Partnership, nor, to the Knowledge of the Seller Parties, any other party thereto, is in breach thereof or material default thereunder and there does not exist under any provision thereof, to the Knowledge of the Seller Parties, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the Seller Parties or the Partnership thereunder. True and complete copies of each Material Contract set forth in Section 4.01(a)(ix) (together with all material amendments, waivers or other changes thereto) have been furnished or made available to Purchaser (including descriptions of the material terms of all oral Material Contracts). Except for the A&R LPA, following the Closing, there shall exist no contracts, agreements or other arrangements between the Partnership on the one hand and any Seller Party on the other hand.
(x)    Taxes.
(A)    (i) The Partnership Tax Owners and the Partnership have timely filed all Tax Returns required to be filed by or with respect to the Partnership Tax Owners and the Partnership (taking into account any valid extensions of time to file) on or prior to the Closing Date, (ii) such Tax Returns were correct, complete and accurate in all respects, (iii) all Taxes due by, or with respect to, the income, assets or operations of the Partnership Tax Owners and the Partnership for all Pre-Closing Tax Periods (whether or not shown as due and payable on a Tax Return) have been timely paid in full on or prior to the Closing Date and (iv) neither the Partnership Tax Owners nor the Partnership have entered into any waivers of statutes of limitations in connection with any Taxes or Tax Returns of the Partnership or any Partnership Tax Owner or any extension of a period for the assessment of any Tax the Partnership or any Partnership Tax Owner. There are no liens for Taxes upon the assets of the Partnership or Partnership Tax Owners except for liens securing payment of Taxes that are not yet due or that are being contested in good faith.
(B)    As of the date of the Reference Date Balance Sheet, all Taxes of the Partnership and Partnership Tax Owners not yet due and payable have been fully accrued on the books of the Partnership.
(C)    Neither the Partnership Tax Owners nor the Partnership, as of the Closing Date, have granted to any Person a power-of-attorney relating to Tax matters of the Partnership or Partnership Tax Owners other than as set forth on Schedule 4.01(a)(x)(C).
(D)    No written Claim has been made by any Tax authority in a jurisdiction where the Seller Parties or the Partnership do not file Tax Returns or pay Taxes that the Partnership or the any Partnership Tax Owner is required to pay Taxes or file Tax Returns in that jurisdiction.
(E)    There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Partnership, any Partnership Tax Owner or any predecessor thereof and any other party under which the Partnership could be liable for any Taxes or other claims of any other party.
(F)    The Partnership has delivered or made available to Purchaser copies of each of the Tax Returns for income Taxes filed on behalf of the Partnership since December 31, 2015.
(G)    There are no Tax rulings, requests for rulings or closing agreements relating to the Partnership or any Partnership Tax Owner, nor has any Seller Party or Partnership equity holder or anyone acting on behalf of the Seller Parties or the Partnership or any Seller Party or Partnership equity holder requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority, in each case, relating to the Partnership or any Partnership Tax Owner.
(H)    No audit, inquiry or other proceeding initiated by any Tax authority is in process, pending or threatened in writing with respect to any Taxes due by or with respect to the Partnership or Partnership Tax Owners.
(I)    Neither the Partnership, nor any of the Partnership Tax Owners has ever been the subject of any audit, inquiry or other proceeding relating to Taxes.
(J)    All Taxes required to be collected or withheld (including from payments made to employees, independent contractors, creditors, stockholders and other third parties) by the Partnership or any Partnership Tax Owner have been properly collected and withheld and such collected and withheld Taxes have been duly paid to the proper Governmental Authority.
(K)    No Purchaser Indemnified Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) after the Closing Date as a result of any: (A) change in method of accounting of the Partnership made prior to the Closing, including under Section 481 or Section 263A of the Code (or any similar provision of applicable Tax law); (B) closing agreement as described in Section 7121 (or any similar provision of applicable Tax law) executed by the Partnership prior to the Closing; (C) deferred intercompany gain or excess loss accounts of the Partnership described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Tax law); (D) installment sale or open transaction disposition made by the Partnership on or prior to the Closing governed by Section 453 of the Code; (E) prepaid amount received by the Partnership on or prior to the Closing; (F) cash method of accounting or long-term contract method of accounting utilized by the Partnership prior to the Closing; or (G) election made by the Partnership under Section 108(i) of the Code or Section 965 of the Code (or any similar provision of applicable Law).
(L)    Neither the Partnership nor the Partnership Tax Owners have entered into any transaction that is a “listed transaction” (or substantially similar transaction) as defined in U.S. Treasury Regulations Section 1.6011-4 as modified by issued revenue procedures and other U.S. Internal Revenue Service guidance).
(M)    Neither the Partnership Tax Owners nor the Partnership are subject to Tax in any country other than their respective countries of incorporation or formation by virtue of having a permanent establishment or other place of business in that country or by virtue of having a source of income in that country.  The Partnership and the General Partner are, and at all times after December 31, 2015, have been, disregarded as entities separate from Lamington Road for U.S. federal income Tax purposes, and all Tax Returns have been filed consistent with such status for so long as the Partnership and General Partner have been so disregarded.  The Partnership has never been treated as a corporation for U.S. federal income tax purposes. Neither the Partnership nor the Partnership Tax Owners are liable for any Tax as the agent of any other person or business and do not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.
(N)    The Seller Parties and the Partnership are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(O)    None of the Partnership Tax Owners nor the Partnership have ever been members of an Affiliated Group.
(P)    None of the assets of the Partnership are “United States real property interests” within the meaning of Section 897(c) of the Code.
(Q)    All Transfer Taxes levied or payable with respect to all transfers of securities of the Partnership prior to the date hereof have been paid and, if applicable, all applicable Transfer Tax stamps have been affixed.
Each of the representations and warranties set forth in this Section 4.01(a)(x) are made with respect to any predecessors of the Partnership. No representation in this Section 4.01(a)(x) shall be with respect to the availability or use of any Tax attribute (including a net operating loss) or Tax credit in any Post-Closing Tax Period.
(xi)    No Consents. Except for the Approval Order and as set forth in Schedule 4.01(a)(xi) (the “Partnership Approvals”) and any notice to or approval or consent of any Governmental Authority in relation to any license held by Parent relating to the origination or servicing of any life insurance policy (a “Provider License”) that any state law, rule or regulation indicates must be obtained by Parent as holder of a Provider License in relation to any of the transactions contemplated by the Transaction Documents, no Permit from, or declaration or filing with or notice to, any Governmental Authority or other Person is required to be made or obtained by Parent, a Seller Party or the Partnership in connection with the execution or delivery of any Transaction Document and all related documents, agreements, certifications and releases by Parent, the Seller Parties and the Partnership to the extent party thereto, the performance by Parent and the Seller Parties of their obligations hereunder or thereunder or the consummation transactions contemplated hereby or thereby. The Partnership has and has always had all Permits required to conduct its business as previously conducted and in accordance with Applicable Law; provided that the Partnership, Seller Parties and Parent represent that any failure by Parent to deliver any notice or obtain any approval or consent of any Governmental Authority that has issued any Provider License to Parent under any state law, rule or regulation that indicates Parent as holder of a Provider License should or must deliver or obtain in relation to any of the transactions contemplated by the Transaction Documents will not (whether or not such failure results in review or revocation of any such Provider License) impair the enforceability of any Policy or any Transaction Document by or as against the Partnership, any Seller Party or Parent, nor the ability of the Partnership, any Seller Party or Parent to perform their obligations under any Transaction Document or the Partnership’s direct or indirect ownership of the Policies.
(xii)    Compliance with Law. Except for the USAO Investigation, neither the Seller Parties nor the Partnership nor Parent is or has ever been in violation of, or received written notice of any violation of, any Law or Order applicable to it or any of its properties or assets.
(xiii)    No Broker, Finder or Investment Banker. Neither Seller Parties nor the Partnership nor Parent, nor any of their employees or agents, has entered into any arrangements pursuant to which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.
(xiv)    Validity of Policies and Policy Documents.
(A)    The Policies listed on Schedule I represent all of the life insurance policies owned by the Partnership, either directly or in the name of the Securities Intermediary on its behalf.
(B)    True, complete and correct copies of all of the Policy Documents, material information, documentation and correspondence relating to the origination, financing, acquisition, servicing, past payment of Premiums on, transfer and valuation (including all of the documents comprising the Policy Documents) of such Policy has been provided to Purchaser and its Representatives or made available for review to Purchaser and its Representatives. Neither the Parent nor any of the Seller Parties’ have any Knowledge that any Policy Document does not represent a genuine, legal, valid and binding agreement, enforceable against the parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general principles of equity.
(C)    The Policies have not been terminated, rescinded, lapsed, voided (except for any terminated, rescinded, lapsed or voided Policies that have been cured prior to the date hereof), or except as set forth on Schedule 4.01(a)(xiv)(C), contested by the Issuing Insurance Company and neither the Seller Parties, Parent nor the Partnership, nor, to the Knowledge of the Seller Parties, the Partnership’s Securities Intermediary, any servicer retained by or on behalf of the Seller Parties, Parent or the Partnership in respect of such Policy, has received any written notice to the effect that, and the Seller Parties and Parent have no Knowledge that, (i) any Policy is not in full force and effect, (ii) any Policy has previously lapsed, (iii) that any Policy is in Grace or will be in Grace within thirty days of the Closing Date, (iv) any Person, including but not limited to the Insured, the estate of the Insured, any beneficiary of the Policy, any prior owner of the Policy, the applicable Issuing Insurance Company, or any Governmental Authority, intends to rescind, void, or challenge any Policy or contest the payment to or for the benefit of the applicable Seller of any death benefit when due under any Policy or (v) the application for any Policy contains any fraudulent or material misstatement. To the Knowledge of the Seller Parties, each Policy has at all times since its issuance been in full force and effect (except for any grace periods or state of lapses which have been cured prior to the date hereof). Except as set forth on Schedule 4.01(a)(xiv)(C), all Premiums due and payable on such Policy to maintain such Policy in force and not enter into a grace period prior to September 30, 2019 have been paid in full.
(D)    Except for the USAO Investigation and as set forth in Schedule 4.01(a)(xiv)(D), the Policies are not, nor ever have been, the subject of any pending or threatened Claim challenging the issuance, validity, enforceability, ownership, foreclosure, relinquishment, surrender or transfer thereof by the Insured, the estate of the Insured, the Original Seller, any beneficiary thereof, any prior owner thereof, the Issuing Insurance Company or any Governmental Authority. There are no Claims before or by any state department of insurance or any other Governmental Authority, or by any Person, now pending or threatened against, affecting or relating to the Policies.
(E)    The Partnership and the Partnership’s Securities Intermediary have (and will have following the Closing) good, valid and marketable title to and are the lawful owner of all Policies, free and clear of all Liens (except for Liens that will be discharged on the Closing Date) and have the full right to contribute, convey, transfer and assign such Policies free and clear of any Liens.
(F)    Except as set forth on Schedule 4.01(a)(xiv)(F), the Partnership, or the Partnership’s Securities Intermediary, is recorded on the books and records of the applicable Issuing Insurance Company as the sole and exclusive owner and sole and exclusive beneficiary of the Policies and has the full right to contribute, convey, transfer and assign such Policies free and clear of any Liens. Each Policy has been credited by the Partnership’s Securities Intermediary to the Partnership’s Securities Account. Upon Closing, the Partnership’s Securities Intermediary will be obligated to comply with any entitlement order issued by the Partnership with respect to each Policy that is executed and delivered in accordance with the A&R LPA and the A&R Securities Intermediary Agreement.
(G)    To each Seller Party’s Knowledge, at issuance of each Policy, the related Original Seller had an insurable interest in the life of the Insured and at issuance of such Policy neither the related Insured nor Original Seller was a party to any written or oral agreement or arrangement to cause the same or interests therein to be issued, assigned, sold, transferred, or otherwise disposed of in violation of applicable Law or public policy. To each Seller Party’s Knowledge, each Policy was acquired by the Partnership and each prior owner of the Policy in accordance with and in compliance with, all Applicable Laws.
(H)     [Intentionally Omitted].
(I)    Neither the Seller Parties, Parent or the Partnership, nor any other Person, has applied for or received any accelerated benefits under any Policy.
(J)    The information regarding each Policy set forth on Schedule I is true and correct.
(K)    Each Policy (i) is a non-variable life insurance contract under all applicable law and is a “life insurance contract” within the meaning of Section 7702 of the Code and (ii) was issued by a “domestic” (within the meaning of Section 7701(a)(4) of the Code) Issuing Insurance Company.
(L)    Except for collateral assignments in favor of the Lender Facility Parties which will be released on the Closing Date pursuant to the Master Termination Agreement and related release of collateral assignments, the Partnership has not collaterally assigned, pledged, assigned or promised any interest in any Policy to any Person.
(M)    Except as set forth on Schedule 4.01(a)(xiv)(M), the Partnership has not designated any irrevocable beneficiaries under any Policy or has Knowledge of the pledge or existence of any irrevocable beneficiary under any Policy.
(N)    Neither the Partnership, the Servicer nor the Partnership’s Securities Intermediary have received any written notice from an Issuing Insurance Company of such Issuing Insurance Company’s intent to raise the cost of insurance in respect of a Policy which has not been disclosed to Purchaser.
(O)    Except as set forth on Schedule 4.01(a)(xiv)(D), neither Seller Parties nor Parent is currently asserting that any Issuing Insurance Company is in default, breach or violation of any Policy.
(P)    All of the Policies are subject to the Partnership’s Securities Intermediary Agreement and the Servicing Agreement and, with the exception of a new servicing agreement with the Servicer, there is no other currently effective contract or agreement applicable or related to any servicing of the Policies. The Partnership has not received any written notice of the Partnership’s breach of any terms and provisions of, or an event of default caused by the Partnership under, the Partnership’s Securities Intermediary Agreement or the Servicing Agreement. On the Closing Date, the Partnership’s Securities Intermediary Agreement will be amended and restated in accordance with the terms of the A&R Securities Intermediary Agreement. The Policy Documents including consents, approvals and information in the possession of the Servicer are sufficient to perform the ordinary and customary servicing of the Policies (including mortality tracking) in compliance with all Applicable Law, including, without limitation, applicable Laws related to privacy and data protection. The Seller has not commenced any action or asserted any Claim in connection with the procurement of any such updated health or medical information of the Insureds.
(xv)    No Bankruptcy, Etc. of the Seller Parties and Parent; Liens. Other than as claimed in the Chapter 11 Cases, neither the Seller Parties, Parent nor the Partnership is insolvent or unable to pay its debts as they become due and each of the Seller Parties, Parent and the Partnership will be solvent immediately after giving effect to the transactions contemplated hereby. Other than in the Chapter 11 Cases and related filings with the Bankruptcy Court, neither the Seller Parties, Parent nor the Partnership has filed, nor, to the Seller Parties’ or Parent’s Knowledge, has anyone filed or threatened to file against a Seller Party, Parent or the Partnership, any Claim seeking to adjudicate a Seller Party, Parent or the Partnership insolvent, or seeking the liquidation, winding up or reorganization of a Seller Party, Parent nor the Partnership or of the debts of a Seller Party, Parent or the Partnership under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or sought the entry of an order for relief or the appointment of a receiver, trustee or similar official for a Seller Party, Parent or the Partnership or any part of the property of a Seller Party or the Partnership. Neither the Seller Parties, Parent nor the Partnership have made any assignment of any property for the benefit of any creditors.
(xvi)    Patriot Act. No Affiliate or Person affiliated with a Seller Party, Parent or the Partnership or that makes funds available to a Seller Party, Parent or the Partnership, or any Affiliate of a Seller Party, Parent or the Partnership, in order to allow a Seller Party, Parent or the Partnership to fulfill its obligations under the Transaction Documents to which such Seller Party, Parent or the Partnership is a party or for the purpose of funding any investment in such a Seller Party or the Partnership is: (A) a Person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or (B) named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control. Neither the Seller Parties nor Parent will violate and will not cause Purchaser to violate applicable sanctions and U.S. anti-money laundering Laws in connection with its performance under the Transaction Documents.
(xvii)    Privacy Laws and Data Protection Laws. The Seller Parties, Parent and the Partnership and, to the Knowledge of the Seller Parties, the Servicer comply and have complied in all material respects with each privacy and data protection law that is applicable to the Seller Parties, Parent, the Partnership, the Servicer and/or the Policies and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to constitute, or result in, a default under, a breach or violation of, or a failure to comply with, any such privacy or data protection law by a Seller Party, Parent, the Servicer or the Partnership.
(xviii)    Regulatory Matters.
(A)    Since December 31, 2015, with regards to the Seller Parties and July 31, 2017, with regards to Parent, no director, manager or officer, or, to the Knowledge of the Seller Parties and Parent, any employee, agent or service provider, of the Withdrawing General Partner, Lamington Road, the Partnership or Parent, or any of their respective Affiliates, has made any untrue statement of a material fact or a fraudulent statement to any Governmental Authority, failed to disclose any material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for any Governmental Authority to invoke its policies regarding such matters.
(B)    Since December 31, 2015, with regards to the Seller Parties and July 31, 2017, with regards to Parent, all applications and other documents submitted by the Withdrawing General Partner, Lamington Road, or the Partnership to Governmental Authorities were true and correct as of the date of submission, and any updates, changes, corrections or modification to such applications and other documents required under applicable Law have been submitted and were true and correct at the time of submission.
(xix)    Insurance. Schedule 4.01(a)(xix) sets forth all current policies of insurance and bonds of the Seller Parties and the Partnership (including material self-insurance arrangements), together with all material information relating to each such policy (including insurance limits, deductibles and premiums paid by the Seller Parties or the Partnership under each such policy). As of the Closing Date, all of such insurance policies are in full force and effect. As of the date of this Agreement, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Seller Parties and the Partnership are otherwise in material compliance with the terms of such policies and bonds.
(xx)    Bank Accounts, etc.; Officers, Managers and Directors. Schedule 4.01(a)(xx) sets forth a true and complete list of all banks in which the Partnership has an account or safe deposit box, all credit and similar cards in the Partnership’s name or for which the Partnership is liable and all cellular phone accounts in the Partnership’s name or for which the Partnership is liable, including in each case the names of all Persons authorized to draw thereon, use or who have access thereto, as applicable. Schedule 4.01(a)(ix)(xx) sets forth a true and complete list of all officers, managers and directors of the Withdrawing General Partner, Lamington Road, and Partnership.
(xxi)    Prohibited Boycott. Neither the Seller Parties nor the Partnership have participated and none are currently participating in an international boycott in violation of the provisions of the Federal Export Administration Act of 1979, as amended (50 USC App. Sections 2401, et seq.), or the regulations promulgated thereunder (the “Export Administration Act”) (such boycott, a “Prohibited Boycott”), and the Partnership hereby covenants that it shall not participate in a Prohibited Boycott during such time as the Purchaser holds interests in the Partnership. The Partnership shall notify Purchaser immediately in the event that the Partnership becomes aware that it may have participated in a Prohibited Boycott, or that it may be investigated for participating in a Prohibited Boycott, and shall provide, at Purchaser's request, any additional information regarding such potential Prohibited Boycott or related investigation.
(xxii)    No Misrepresentation. Neither this Agreement (including the Schedules and Exhibits hereto) nor any document, certificate or instrument furnished in connection with this Agreement contains, with respect to the Seller Parties, the Partnership or the Policies, any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.
(b)    Parent hereby represents and warrants to the Purchaser as of the Closing Date as follows:
(i)    Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite power and authority to own or lease its properties and to conduct its business as such properties are now owned or leased and such business is now conducted by Parent. Parent is duly qualified to transact business and is in good standing, and has obtained all necessary licenses and approvals in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification, licenses and approvals necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the transactions contemplated by this Agreement or the other Transaction Documents.
(ii)     True and complete copies of (i) the certificate or articles of incorporation, certificate of formation, certificate of limited partnership or similar formation documents; (ii) bylaws, operating agreement, agreement of limited partnership or other similar governance documents; (iii) minutes of meetings, or written consents in lieu of meetings, of the stockholders, members, boards of directors, partners (including general partners) or managers (or similar governing bodies) and committees of the boards of directors or managers (or similar governing bodies); (iv) equity transfer ledgers (or similar equity ownership records) and (v) other organizational documents (in each case, together with all amendments thereto) of Parent have been delivered or made available to Purchaser. Parent is not in default under or in violation of any provision of its organizational documents.
(iii)    Parent has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document and all related documents, agreements, certifications and releases to be executed by it, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Parent has taken all requisite action, corporate or otherwise, to authorize, and has duly authorized, the execution and delivery of each Transaction Document to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder. Parent has duly executed and delivered this Agreement and each other Transaction Document to which it is a party.
(c)    Purchaser hereby represents and warrants to the Seller Parties and the Partnership as of the Closing Date as follows:
(i)    Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Purchaser has all requisite power and authority to own or lease its properties and to conduct its business as such properties are now owned or leased and such business is now conducted by Purchaser. Purchaser is duly qualified to transact business and is in good standing, and has obtained all necessary licenses and approvals in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification, licenses and approvals necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the transactions contemplated by this Agreement or the other Transaction Documents. Purchaser has not engaged in any business or activities, and has incurred no liabilities or obligations, in each case, other than those incident to (A) its organization and maintenance of its existence and good standing and (B) this Agreement and each other Transaction Document to which it is a party and the transactions contemplated hereby and thereby.
(ii)    Power and Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and all related documents, agreements, certifications and releases to be executed by it, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, including the power and authority to purchase and accept assignment of the Purchased Interests from the Seller Parties as contemplated hereby. Purchaser has taken all requisite action, corporate or otherwise, to authorize, and has duly authorized, the execution and delivery of each Transaction Document to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which Purchaser is a party have been duly executed and delivered by Purchaser.
(iii)    Binding Obligation. Assuming the due authorization, execution and delivery of each Transaction Document and all related documents, agreements, certifications and releases by Parent, each Seller Party thereto and any other party thereto other than Purchaser, this Agreement constitutes and each Transaction Document to which Purchaser is a party and all related documents, agreements, certifications and releases when so executed and delivered will constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.
(iv)    No Violation. The execution or delivery of each Transaction Document and all related documents, agreements, certifications and releases by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, does not (A) violate, conflict with, result in the breach of any terms or provisions of, or constitute an event of default (or event which, with the giving of notice or lapse of time, or both, would become an event of default) under, require any consent which has not already been received under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, the Organizational Documents of Purchaser or any agreement to which Purchaser is a party or by which it is bound, (B) violate any Law to which Purchaser is subject or any Order of any Governmental Authority having jurisdiction over Purchaser or any of its assets, properties or businesses, or (C) create any Lien on the proceeds of Matured Policies.
(v)    No Claims or Orders. There are no Claims pending or, to the knowledge of Purchaser, threatened against Purchaser which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under any Transaction Document. Purchaser is not subject to any Order, except for any Order that would not reasonably be expected to have an effect on the validity or enforceability of any Transaction Document or on the ability of Purchaser to perform its obligations under any Transaction Document.
(vi)    No Consents. No consent, approval, permit, license, authorization or order of, or declaration or filing with or notice to, any Governmental Authority or other Person is required to be made or obtained by Purchaser in connection with the execution or delivery of any Transaction Document and all related documents, agreements, certifications and releases by Purchaser, the performance by Purchaser of its obligations hereunder or thereunder or the transactions contemplated hereby or thereby, except (i) such as have been duly made or obtained, (ii) such that are not material, or (iii) such that are expressly contemplated by a Transaction Document.
(vii)    Compliance with Law. Purchaser is not nor, since its formation, has been in violation of any Law or Order applicable to it or any of its properties or assets which would materially adversely affect the consummation of the transactions contemplated hereby.
(viii)    No Broker, Finder or Investment Banker. Purchaser has not entered into any arrangements pursuant to which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser in connection with the transactions contemplated by this Agreement for which the Seller may be liable.
(ix)    Expertise. Purchaser, alone or with its Representatives and other advisors has such knowledge and experience both in financial, business and tax matters generally, and relating to the acquisition of securities specifically, to enable it to identify, understand and independently evaluate the merits and risks of the purchase of the Purchased Interests, the terms and conditions of this Agreement and each of the other Transaction Documents and the entry into and consummation of the transactions contemplated hereby and thereby.
(x)    Securities Laws. Purchaser is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933 (the “Securities Act”). Purchaser understands that the Purchased Interests have not been registered under the Securities Act. The Purchaser is acquiring the Purchased Interests for its own account and not with a view to or for distributing or reselling such Purchased Interests or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Purchased Interests in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons or entities regarding the distribution of the Purchased Interests in violation of the Securities Act or any applicable state securities law.

ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01    Certain Covenants of Certain Parties.
(a)    Public Announcements. The Seller Parties, Parent and Purchaser agree that any press release or public announcement concerning the transactions contemplated by the Transaction Documents shall not be issued by either the Seller Parties, Parent or Purchaser or any of their respective Affiliates without the prior written consent of the other, except any such release or public announcement that may be required by applicable Law, in which case such party shall allow the other party no less than two (2) Business Days to comment on such release or announcement in advance of its issuance.
(b)    Litigation Support. In the event and for so long as Purchaser or the Partnership is evaluating, pursuing, contesting or defending against any Claim in connection with (a) the transactions contemplated by the Transaction Documents, (b) any fact, situation, circumstance, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Partnership or (c) any Policy, then upon the request of Purchaser or the Partnership, the Seller Parties, Parent and Purchaser will, at their own expense, reasonably cooperate with Purchaser, the Partnership and/or their counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. This provision shall be inapplicable to (a) any direct claims between the Seller Parties or Parent or their Representatives or Affiliates, on the one hand, and Purchaser, the Partnership or their Representatives or Affiliates, on the other hand and (b) any Third Party Claims subject to the procedures set forth in Article VI.
(c)    Permanent Establishment. None of the Seller Parties, Parent nor Purchaser shall take any action, or shall cause the Partnership to take any action, whether prior to or after the Closing Date, that would reasonably be expected to cause the Partnership to be treated as having a permanent establishment in the United States.
Section 5.02    Policy Disposition. Except as permitted by the terms of the A&R LPA, none of the Parties shall (or shall purport to) sell, assign, transfer or dispose of, or cause the sale, assignment, transfer or disposition of, any Policies listed in the Allocation Schedule, whether prior to or after the Closing Date.
Section 5.03    Securities Intermediary. Each Party hereto agrees to execute and deliver such agreements, instruments and documents, and to do such other acts and things, as are necessary, required or requested by the Partnership's Securities Intermediary, to grant the Authorized Persons the authority to give direction to the Partnership's Securities Intermediary with respect to the Partnership's Securities Account.
Section 5.04    Further Assurances. Each Party hereto agrees to execute and deliver such other agreements, instruments and documents, and to do such other acts and things, as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.
Section 5.05    Ability to Bear Risk.
(a)    Each Party hereto represents that it is a sophisticated investor, able to bear the legal, financial and economic risks associated with the transactions contemplated by the Transaction Documents and is capable of assuming the risks and uncertainties inherent in the ownership of the Partnership Units. The Purchaser further represents that it is capable of determining and evaluating the merits and risks of investing in an entity whose primary assets are Policies, and to be capable of protecting Purchaser’s interest in connection with any such investment. Without limiting the representations and warranties contained herein, each Party represents that it is able to bear the financial risk associated with the transactions contemplated by the Transaction Documents including that the ability to resell, securitize, liquidate or otherwise transact with respect to any Partnership Units could be adversely affected by general market conditions, increased regulation or specific market conditions related to life settlements or viatical contracts or otherwise restricted by the Transaction Documents.
(b)    Except as expressly provided in this Agreement, and without limiting the representations and warranties provided in this Agreement, the Purchaser acknowledges that the Partnership and Seller Parties are not making any representation or warranty with respect to the accuracy of any life expectancy(ies), personal information or medical information provided to any of them by any third party and supplied to the Purchaser via the Data Room or otherwise, or in connection with any methodology or reputation of the life expectancy providers, other than that the Partnership and Seller Parties do not have Knowledge that any such information is fraudulent or materially misleading.  Other than the representations and warranties set forth in Section 4.01(a)(xiv)(L), the Purchaser also acknowledges that the Partnership and Seller Parties are making no representation or warranty concerning the amounts that must be paid after the Closing Date in respect of Premiums in order to maintain the Policies in full force and effect for any specific period of time after September 30, 2019.
(c)    The Purchaser acknowledges that (a) there are no representations or warranties by or on behalf of any Seller Party, Parent or any of their respective Affiliates or representatives other than those expressly set forth in this Agreement, and (b) other than with respect to the representations or warranties by or on behalf of any Seller Party or Parent expressly set forth in this Agreement, none of the Seller Parties, Parent or their respective Affiliates, agents, officers, directors and shareholders will have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any information not contained in this Agreement, including, but not limited to, information provided by the Seller Parties or Parent to the Purchaser in response to the Purchaser’s diligence requests, information and documents contained in the Data Room maintained by the Seller Parties’ or Parent’s representatives and information and documents received by the Purchaser from or in reliance on third parties that have been provided to the Purchaser by the Seller Parties or Parent. The Purchaser hereby acknowledges and agrees that the mere possession or provision by a Seller Party or the Parent of Policy Documents that are not true, complete or correct does not and shall not be deemed to evidence Knowledge that any conflicting information set forth in any such Policy Document was not true, complete or correct. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the liability of the Seller Parties, Parent or any other Person for fraud in the event such

Person is found to have committed fraud against Purchaser or its equityholders and their respective Affiliates by a court of competent jurisdiction.
Section 5.06    Final Decree. No later than September 20, 2019, at the sole cost and expense of Lamington Road, the Seller Parties shall deliver a final decree of the Bankruptcy Court (which order shall be in form and substance reasonably satisfactory to Purchaser) closing the Partnership's Chapter 11 Cases.
ARTICLE VI     INDEMNIFICATION

Section 6.01    Survival.
(a)    Subject to the other terms and conditions of this Article VI, each representation and warranty set forth in Section 4.01(a)(xiv) of this Agreement shall survive the Closing and shall expire (together with any right to assert a claim under Section 6.02) on the date that is 367 days after the Closing Date, after which such representation or warranty, as the case may be, shall terminate and no claim at law or in equity may be brought by any Person with respect thereto.
(b)    Subject to the other terms and conditions of this Article VI, each other representation and warranty set forth in Section 4.01 of this Agreement (the “Partnership-Level Representations”) shall survive the Closing and shall survive indefinitely; provided that the right of any Purchaser Indemnified Party to assert a claim for money damages under Section 6.02 or Section 6.03 directly against the Seller Parties shall expire on the date that is 3 years and 6 months after the Closing Date, after which the Purchaser Indemnified Parties sole remedy with respect to any breach or inaccuracy of the Partnership-Level Representations will be the right to claim offset against distributions otherwise payable by the Partnership to the Class B Limited Partner(s) under Section 3.2(c) of the A&R LPA. For the avoidance of doubt, any claim for breach of a representation or warranty for which notice has been delivered under Section 6.02 before the expiration date set forth herein or in Section 6.01(a) shall continue until final resolution thereof, notwithstanding the subsequent expiration of the applicable representation or warranty.
(a)    Each of the covenants and other agreements contained in this Agreement that requires performance on or prior to the Closing shall terminate effective as of the Closing and such covenant or agreement (together with any right to assert a claim under Section 6.02 or Section 6.03, as applicable) shall not survive the Closing. Each of the covenants and other agreements contained in this Agreement that, by its terms, expressly contemplates performance after the Closing shall survive the Closing in accordance with its terms and shall expire (together with any right to assert a claim under Section 6.02 or Section 6.03, as applicable) upon the full performance of such covenant or agreement in accordance with its terms.
(b)    Notwithstanding anything to the contrary set forth in this Agreement (including this Section 6.01) (x) each representation and warranty set forth in Section 4.01(a)(x) of this Agreement, and (y) each of the other covenants and other agreements contained in the Agreement relating to Taxes, in each case, together with the right of any Purchaser Indemnified Party to assert a claim for money damages under Section 6.02, shall survive until sixty days after the expiration of the applicable statute of limitations (including any extensions thereof).
Section 6.02    Seller Parties’ Indemnification.
(a)    From and after the Closing Date, the Seller Parties and Parent (the “Seller Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless Purchaser, the Partnership, the New General Partner of the Partnership under the A&R LPA, the Manager, and their respective Affiliates, directors, officers, employees, equityholders, advisors, partners, members, agents and representatives and each of their respective successors and assigns (the “Purchaser Indemnified Parties”) from and against any and all losses, Claims, Liabilities, Taxes, damages, costs or expenses (including costs of investigation, defense and attorney’s fees) (such amounts, in the aggregate, “Damages”) arising out of, in connection with or related to the following (each, an “Indemnified Claim” and, collectively, the “Indemnified Claims”):
(i)    (A) the representations and warranties contained in Section 4.01(a) or Section 4.01(b) being untrue or incorrect when made, (B) any breach by the Seller Indemnifying Parties or the Partnership of the covenants and agreements contained in Article V, or (C) any Third Party Claims relating to this Agreement or the transactions contemplated hereby;
(ii)    any action, inaction, event or circumstance, in each case arising, occurring or relating to the period prior to the Closing Date, the Seller Parties’ operation of the business of the Partnership prior to the Closing or the Seller Parties’ ownership of the Partnership Interests prior to the Closing (in each case, even if the related claim is asserted or maturing after the Closing Date);
(iii)    any and all Claims asserted against any Purchaser Indemnified Party by any direct or indirect creditor or equity holder of the Seller Indemnifying Parties, the Partnership or any of their Affiliates arising out of, in connection with, or related to the transactions contemplated by this Agreement and the Transaction Documents; provided, that the Seller Indemnifying Parties shall not indemnify any Purchaser Indemnified Party for any losses to the extent resulting from acts or omissions by such Purchaser Indemnified Party that are found by a final and non-appealable judgment of a court of competent jurisdiction to constitute gross negligence or willful misconduct by such Purchaser Indemnified Party;
(iv)    Indemnified Taxes; and
(v)    any Partnership Indebtedness, Partnership Expenses or White Eagle Liabilities.
(b)    Notwithstanding anything to the contrary contained herein, all amounts or distributions owing to the Seller Parties pursuant to the A&R LPA shall be subject to the terms of the Pledge Agreement, subject to set off by the Partnership to satisfy any Indemnified Claims or other indemnity obligations due from the Seller Parties to the Purchaser Indemnified Parties as and to the extent provided in the A&R LPA.
(c)    Parent shall cause Lamington Road or any other current or future holder of the Class B Partnership Units to execute pledge agreements substantially identical to the Pledge Agreement (and otherwise satisfactory to New General Partner) to secure the indemnity obligations contained in this Section 6.02.
(d)    Subject to compliance with the provisions of and the limitations set forth in this Article VI, if a Purchaser Indemnified Party obtains knowledge of any circumstance that such Purchaser Indemnified Party reasonably determines may give rise to a claim for Damages under Section 6.02(a), such Purchaser Indemnified Party shall give written notice thereof to the Seller Indemnifying Parties (each, a “Notice of Claim”). Any Notice of Claim shall contain (i) a detailed description of the circumstances giving rise to such Indemnified Claim and the basis on which such indemnification is sought, (ii) anticipated Damages for which the Purchaser Indemnified Party claims it is entitled to indemnification pursuant to this Agreement, if calculable, (iii) in reasonable detail, the basis for such indemnity claim, and (iv) if such indemnity claim is as a result of a claim by a third party (a “Third Party Claim”), that such indemnity claim is as a result of a Third Party Claim and attaching copies of all relevant documentation with respect to such claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument; provided, however, that the failure of the Purchaser Indemnified Party to give timely notice as provided herein shall not relieve the Seller Indemnifying Parties of their obligations under this Article VI, except to the extent the Seller Indemnifying Parties are actually prejudiced thereby.
(e)    With respect to any Third Party Claim, from and after receipt of a Notice of Claim pursuant to Section 6.02(d), the Seller Indemnifying Parties shall have the right, exercisable by written notice to Purchaser, to assume and conduct the defense of such Third Party Claim with counsel selected by the Seller Indemnifying Parties and reasonably acceptable to Purchaser, unless the Seller Indemnifying Parties would be unable to conduct the defense of such Third Party Claim in good faith due to a conflict of interest. In the event that the Seller Indemnifying Parties elect to assume the defense of a Third Party Claim as contemplated herein, the Purchaser Indemnified Party shall be entitled to participate in (but not control) the defense of such claim and to employ counsel of its choice for such purpose at its sole expense, unless Purchaser is advised by counsel that (i) a conflict of interest exists between Purchaser and counsel selected by Seller Indemnifying Parties or (ii) Purchaser has defenses available to it that are not available to Seller Indemnifying Parties, in either of which cases such counsel shall be at the expense of the Seller Indemnifying Parties. If the Seller Indemnifying Parties do not elect or are unable to assume the defense of any Third Party Claim in accordance with this Section 6.02(e), the Purchaser Indemnified Party may defend such claim at the sole cost and expense of the Seller Indemnifying Parties (subject to the limitations set forth in this Article VI) and the Seller Indemnifying Parties may still participate in, but not control, the defense of such Third Party Claim at the Seller Indemnifying Parties’ cost and expense. In the event that the Purchaser Indemnified Party assumes the defense of a Third Party Claim in accordance with this Section 6.02(e), the Purchaser Indemnified Party will not consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Seller Indemnifying Parties (such consent not to be unreasonably withheld, conditioned or delayed). In the event that the Seller Indemnifying Parties elect to assume the defense of a Third Party Claim in accordance with this Section 6.02(e), the Seller Indemnifying Parties shall not, without the prior written consent of the Purchaser Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, such claim, provided that the consent of the Purchaser Indemnified Party shall not be so required if the sole relief provided by such settlement, compromise, discharge or entry of any judgment consists of monetary obligations that are paid in full by the Seller Indemnifying Parties concurrently with the entry of such settlement, compromise, discharge or the entry into such judgment. In any such Third Party Claim, the party responsible for the defense of such claim hereunder shall, to the extent reasonably requested by the other Party, keep such other Parties informed as to the status of such claim, including all settlement negotiations and offers. If the Seller Indemnifying Parties do not assume the defense of such Third Party Claim in accordance with this Section 6.02(e), the Seller Indemnifying Parties shall make available to such Purchaser Indemnified Party and their attorneys and other representatives the Seller Indemnifying Parties’ representatives and all relevant books, records, documents and other materials reasonably required by such Purchaser Indemnified Party or its representatives and attorneys for use in contesting any Third Party Claim, and shall reasonably cooperate with such Purchaser Indemnified Party in the defense of all such claims. To the extent there is any conflict between the provisions of this Section 6.02(e) and the provisions of Section 8.13(c), the provisions of Section 8.13(c) shall control.
Section 6.03    Purchaser Indemnification.
(a)    From and after the Closing Date, Purchaser shall indemnify and hold harmless Parent, the Seller Parties, their Affiliates, their agents and each of their respective officers, directors, employees and direct and indirect equity holders (each, a “Seller Indemnified Party”) from and against any and all Damages arising out of or as a result of (i) any representation or warranty made by Purchaser in Section 4.01(c) having been untrue or incorrect when made or (ii) any breach by Purchaser of any of its covenants made hereunder; provided that any claims for Damages under this Section 6.03(a) shall be subject to the limitations set forth in this Article VI.
(b)    Subject to compliance with the provisions of and the limitations set forth in this Article VI, if the Seller Indemnified Party obtains knowledge of any Damages that the Seller Indemnified Party reasonably determines may give rise to a claim under Section 6.03(a), the applicable Seller Party or such Seller Indemnified Party shall promptly give written notice thereof to Purchaser (each, a “Seller Notice of Claim”). Any Seller Notice of Claim shall specify (i) a detailed description of the circumstances giving rise to such indemnity claim and the basis on which such indemnification is sought, (ii) anticipated Damages for which the Seller Indemnified Party claims it is entitled to indemnification pursuant to this Agreement, if calculable, (iii) in reasonable detail, the basis for such indemnity claim, and (iv) if such indemnity claim is as a result of a Third Party Claim, that such indemnity claim is as a result of a Third Party Claim and attaching copies of all relevant documentation with respect to such claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument; provided, however, that the failure of the Seller Indemnified Party to give timely notice as provided herein shall not relieve Purchaser of its obligations under this Article VI, except to the extent Purchaser is actually prejudiced thereby.
(c)    With respect to any Third Party Claim, from and after receipt of a Seller Notice of Claim pursuant to Section 6.03(b), Purchaser shall have the right, exercisable by written notice to the Seller Parties, to assume and conduct the defense of such Third Party Claim with counsel selected by Purchaser and reasonably acceptable to the Seller Parties, unless Purchaser would be unable to conduct the defense of such Third Party Claim in good faith due to a conflict of interest. In the event that Purchaser elects to assume the defense of a Third Party Claim as contemplated herein, the Seller Indemnified Party shall be entitled to participate in (but not control) the defense of such claim and to employ counsel of its choice for such purpose at its sole expense, unless the Seller Parties are advised by counsel that (i) a conflict of interest exists between the Seller Parties and counsel selected by Purchaser or (ii) the Seller Parties have defenses available to them that are not available to Purchaser, in either of which cases such counsel shall be at the expense of Purchaser. If Purchaser does not elect or is unable to assume the defense of any Third Party Claim in accordance with this Section 6.03(c), the Seller Indemnified Party may continue to defend such claim at the sole cost and expense of Purchaser (subject to the limitations set forth in this Article VI) and Purchaser may still participate in, but not control, the defense of such Third Party Claim at Purchaser’s cost and expense. In the event that the Seller Indemnified Party assumes the defense of a Third Party Claim in accordance with this Section 6.03(c), the Seller Indemnified Party will not consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any such claim, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). In the event that Purchaser elects to assume the defense of a Third Party Claim in accordance with this Section 6.03(c), Purchaser shall not, without the prior written consent of the Seller Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, such claim, provided that the consent of the Seller Indemnified Party is not so required if the sole relief provided by such settlement, compromise, discharge or entry of any judgment consists of monetary obligations that are paid in full by Purchaser concurrently with the entry of such settlement, compromise or discharge or the entry into such judgment. In any such Third Party Claim, the party responsible for the defense of such claim hereunder shall, to the extent reasonably requested by the other Party, keep such other Party informed as to the status of such claim, including all settlement negotiations and offers. If Purchaser does not assume the defense of such Third Party Claim in accordance with this Section 6.03(c), Purchaser shall make available to the Seller Indemnified Party and its attorneys and other representatives the Partnership representatives and all relevant books, records, documents and other materials reasonably required by the Seller Indemnified Party or its representatives and attorneys for use in contesting any Third Party Claim, and shall reasonably cooperate with the Seller Indemnified Party in the defense of all such claims. This Section 6.03(c) shall not apply to Tax Contests.
Section 6.04    Limitations on Liability.
(a)    Notwithstanding anything to the contrary herein, in no event shall any Party have any Liability hereunder, or in respect of the transactions contemplated hereby, to any other Person for any punitive, speculative or indirect damages; provided, however, that the foregoing shall not apply to any such damages if a Party is held liable for such damages pursuant to any Third Party Claim, and provided, further that nothing contained herein, including, but not limited to reference to “speculative or indirect” damages shall preclude any Person from asserting damages in the amount of the Net Death Benefit related to any Policy or the value or potential value of any Policy.
(b)    Any indemnifiable claim with respect to any breach or nonperformance by either Party of a representation, warranty, covenant or agreement shall be limited to the amount of actual Damages sustained by the Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, by reason of such breach or nonperformance, net of any (i) insurance proceeds to the extent they that are actually received by such Purchaser Indemnified Party or Seller Indemnified Party in respect thereof (net of the out-of-pocket cost of recovery thereof), and (ii) recoveries actually received from third parties pursuant to indemnification or otherwise. If the Indemnifying Party pays any amounts required to be paid pursuant to Section 6.02 or Section 6.03, and the Purchaser Indemnified Party or Seller Indemnified Party subsequently receives any amounts referenced in this Section 6.04(a)(i) or (ii), then the Purchaser Indemnified Party or Seller Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by the Indemnifying Party in connection with providing such indemnification payment up to the lesser of the amount received by the Purchaser Indemnified Party or Seller Indemnified Party from the sources referenced in this Section 6.04(a)(i) or (ii) and the amount received by the Purchaser Indemnified Party or Seller Indemnified Party from the Indemnifying Party, in each case, in respect of the applicable Damages.
Section 6.05    Exclusive Remedy.
(a)    Except in the case where a Party seeks to obtain specific performance under Section 8.03, asserts any claim under the Pledge Agreement or the Assumption Agreement or asserts any claim under the A&R LPA for set off of distributions payable to the Class B Partnership Units or with respect to the exercise of any other rights against the Seller Parties under the A&R LPA, from and after the Closing Date, the remedies provided for in this Article VI shall be the sole and exclusive remedy for the Purchaser Indemnified Parties (including Purchaser) against the Seller Indemnifying Parties and shall preclude assertion by any Purchaser Indemnified Party of any other rights or the seeking of any other remedies against the Seller Indemnifying Parties in respect of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby regardless of the legal theory under which such liability or obligation may be sought or imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.
(b)    Except in the case where a Party seeks to obtain specific performance under Section 8.03 or with respect to the exercise of any other rights against Purchaser under the A&R LPA, from and after the Closing Date, the remedies provided for in this Article VI shall be the sole and exclusive remedy for the Seller Indemnified Parties (including the Seller Parties) against Purchaser and shall preclude assertion by any Seller Indemnified Party of any other rights or the seeking of any other remedies against Purchaser in respect of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby regardless of the legal theory under which such liability or obligation may be sought or imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.
Section 6.06    Effect of Investigation; Reliance. The right to indemnification, recovery of Damages or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement made by the Seller Parties or the Partnership, on the one hand, or Purchaser, on the other hand. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, recovery of Damages or any other remedy based on any such representation, warranty, covenant or agreement. No indemnitee shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such indemnitee to be entitled to indemnification hereunder.

Section 6.07    Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this Article VI shall be treated by the Parties, to the extent permitted by Law, for U.S. federal income Tax and other applicable Tax purposes, as an adjustment to the Purchase Price, unless otherwise required by a change in law occurring after the date hereof, a closing agreement with an applicable Tax authority or a judgment of a court of competent jurisdiction
Section 6.08    Release. FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, EACH SELLER PARTY AND PARENT, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, FULLY AND WITHOUT RESERVE, RELEASES AND FOREVER DISCHARGES THE PURCHASER, THE NEW GENERAL PARTNER, JADE MOUNTAIN PARTNERS, LLC AND EACH AFFILIATE THEREOF AND EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, FINANCING SOURCES, REPRESENTATIVES, TRUSTEES, ATTORNEYS, AGENTS, ADVISORS (INCLUDING ATTORNEYS, ACCOUNTANTS AND EXPERTS) (COLLECTIVELY THE “PURCHASER RELEASED PARTIES” AND INDIVIDUALLY A “PURCHASER RELEASED PARTY”) FROM ANY AND ALL ACTIONS, CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, EXECUTIONS, SUITS, DEBTS, LIABILITIES, COSTS, DAMAGES, EXPENSES OR OTHER OBLIGATIONS OF ANY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, DIRECT AND/OR INDIRECT, AT LAW OR IN EQUITY, WHETHER NOW EXISTING OR HEREAFTER ASSERTED (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), FOR OR BECAUSE OF ANY MATTERS OR THINGS OCCURRING, EXISTING OR ACTIONS DONE, OMITTED TO BE DONE, OR SUFFERED TO BE DONE BY ANY OF THE PURCHASER RELEASED PARTIES, IN EACH CASE, ON OR PRIOR TO THE CLOSING DATE AND ARE IN ANY WAY DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY CONNECTED TO THE CHAPTER 11 CASES, THE PLAN AND THE SETTLEMENT AGREEMENT, THE COMMITMENT LETTERS AND LETTERS OF INTENT (COLLECTIVELY, THE “RELEASED MATTERS”). OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF PURCHASER SET FORTH HEREIN, EACH SELLER PARTY AND PARENT BY EXECUTION HEREOF, HEREBY ACKNOWLEDGES AND AGREES THAT THE AGREEMENTS IN THIS SECTION 6.08 ARE INTENDED TO COVER AND BE IN FULL SATISFACTION FOR ALL OR ANY ALLEGED INJURIES OR DAMAGES ARISING IN CONNECTION WITH THE RELEASED MATTERS. EACH SELLER PARTY AND PARENT FURTHER AGREE THAT THEY WILL NOT SUE ANY PURCHASER RELEASED PARTY ON THE BASIS OF ANY RELEASED MATTER RELEASED, REMISED AND DISCHARGED BY SUCH SELLER PARTY OR PARENT PURSUANT TO THIS SECTION 6.08. IN AGREEING TO THIS SECTION 6.08, EACH SELLER PARTY AND PARENT CONSULTED WITH, AND HAS BEEN REPRESENTED BY, LEGAL COUNSEL AND EXPRESSLY DISCLAIM ANY RELIANCE ON ANY REPRESENTATIONS, ACTS OR OMISSIONS BY ANY OF THE PURCHASER RELEASED PARTIES AND HEREBY AGREES AND ACKNOWLEDGES THAT THE VALIDITY AND EFFECTIVENESS OF THE RELEASES SET FORTH HEREIN DO NOT DEPEND IN ANY WAY ON ANY SUCH REPRESENTATIONS, ACTS AND/OR OMISSIONS OR THE ACCURACY, COMPLETENESS OR VALIDITY HEREOF. THE RELEASE CONTAINED IN THIS SECTION 6.08 IS INTENDED TO BE A GENERAL RELEASE OF SUCH CLAIMS TO THE FULLEST EXTENT PERMISSIBLE BY LAW. IN CONNECTION WITH THE FOREGOING RELEASE, EACH SELLER PARTY AND PARENT, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS CONFERRED BY OR UNDER ANY STATUTE OR COMMON LAW PRINCIPLE TO THE EFFECT THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A PARTY DOES NOT KNOW OR SUSPECT TO

EXIST IN ITS FAVOR AT THE TIME OF EXECUTING SUCH GENERAL RELEASE. EACH SELLER PARTY AND PARENT, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, ACKNOWLEDGES THAT THEY MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM, OR IN ADDITION TO, THOSE THAT THEY NOW KNOW OR BELIEVE TO BE TRUE; NEVERTHELESS, EACH SELLER PARTY AND PARENT, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, AGREES THAT THE RELEASES SET FORTH HEREIN SHALL BE AND REMAIN EFFECTIVE IN ALL RESPECTS, NOTWITHSTANDING THE DISCOVERY OF SUCH DIFFERENT OR ADDITIONAL FACTS. THE PROVISIONS OF THIS SECTION 6.08, SHALL SURVIVE THE CLOSING DATE. NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 6.08 TO THE CONTRARY, THE RELEASED MATTERS SHALL NOT INCLUDE ANY RELEASED MATTER ARISING FROM THE PURCHASER RELEASED PARTIES’ OBLIGATIONS UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF A PURCHASER RELEASED PARTY.
ARTICLE VII
CONFIDENTIALITY
Section 7.01    General. Until the third anniversary of the Closing Date (but without limiting or modifying the obligations of the Parties under the A&R LPA):
(a)    Each of Parent, the Seller Parties and the Partnership shall, and shall cause its Affiliates and Representatives to, maintain in confidence any information, in whatever format, related to this Agreement, the Transaction Documents, and any transactions contemplated hereby or thereby and the Policies and the Policy Documents (including, without limitation, the identities of Purchaser, the Manager and its and their Representatives and Affiliates) (the “Purchaser Confidential Information”) and such information shall not be (i) disclosed by Parent, a Seller Party or any Affiliate or Representative of Parent or a Seller Party without Purchaser’s prior written consent unless (A) such Seller Party or such Affiliate or Representative of the Seller Party is requested or required to disclose such information pursuant to any judicial order or applicable Law, (B) such information is or becomes generally available to the public other than as a result of disclosure by Parent, the Seller Parties or any Affiliate or Representative of the Seller Parties in violation of this Agreement, (C) such information is reasonably necessary to be disclosed in connection with any Claim affecting Parent, the Seller Parties or any of their Affiliates, (D) such information becomes known to Parent, the Seller Parties or any Affiliate or Representative of Parent or the Seller Parties from a source not known to Parent, the Seller Parties or such Affiliate or Representative of Parent or the Seller Parties to be under an obligation of confidentiality to Purchaser with respect to such information, or (E) such disclosure is otherwise permitted under the A&R LPA or (ii) subject to Section 7.01(d), used by Parent, a Seller Party or any Affiliate or Representative of Parent or a Seller Party except for the purpose of consummating the transactions contemplated by this Agreement or monitoring compliance by each party to the Transaction Documents; provided, however, that Parent and a Seller Party may retain and make use of Purchaser Confidential Information to the extent necessary for, and solely for the purpose of, compliance with its obligations under Law, or its contractual obligations consistent with past practice including, but not limited to, periodic reporting for Securities Law purposes and reporting for audit purposes or, solely to the extent permitted by the A&R LPA, including disclosures to existing or prospective limited partners or other investors; provided, further, that each Seller Party and Parent shall be entitled to retain and use Purchaser Confidential Information (other than (i) to the extent not previously disclosed in the Approval Order, the identities of the Purchaser, the New General Partner, and the Manager and each of their respective Representatives, Affiliates and equity holders and any information relating thereto or (ii) any Purchaser Confidential Information in the nature of reports or summaries of performance or asset valuations produced or created by the Purchaser and its respective Representatives, Affiliates (other than the Partnership and the New General Partner and equity holders) to the extent required under Applicable Law for purposes of reporting to Purchaser’s own members, partners, equity investors or creditors or making any decisions as a Limited Partner under the A&R LPA. If Parent, a Seller Party or any Affiliate or Representative of Parent or a Seller Party is requested or required (by request for information or documents by any Governmental Authority or in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Purchaser Confidential Information, such Person shall notify Purchaser, to the extent legally permitted, promptly of the request or requirement so that Purchaser may, at its sole expense, seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Section 7.01(a), or both, and Parent or such Seller Party, as applicable, shall reasonably cooperate with Purchaser in connection with the foregoing.
(b)    Purchaser shall, and shall cause its Affiliates and Representatives to, maintain in confidence any information, in whatever format, related to the Seller Parties, their Affiliates (other than Purchaser) or their respective assets (including Matured Policies), liabilities, businesses or operations that is obtained by Purchaser or its Affiliates or Representatives in connection with this Agreement and the transactions hereunder (other than any information relating to the Policies) (the “Seller Confidential Information”, together with the Purchaser Confidential Information, “Confidential Information”) and such information shall not be (i) disclosed by Purchaser or any Affiliate or Representative of Purchaser without the Seller Parties’ prior written consent unless (A) Purchaser or such Affiliate or Representative of Purchaser is requested or required to disclose such information pursuant to any judicial order or applicable Law, (B) such information is or becomes generally available to the public other than as a result of disclosure by Purchaser or any Affiliate or Representative of Purchaser in violation of this Agreement, (C) such information is reasonably necessary to be disclosed in connection with any Claim affecting Purchaser or any of its Affiliates, (D) such information becomes known to Purchaser or any Affiliate or Representative of Purchaser from a source not known to Purchaser or such Affiliate or Representative of Purchaser to be under an obligation of confidentiality to the Seller Party with respect to such information, (E) such information is being disclosed to the employees or professional advisors of Purchaser or any of its Affiliates who need to know such information and agree to keep it confidential or (F) such disclosure is otherwise permitted under the A&R LPA, or (ii) subject to Section 7.01(d), used by Purchaser or any Affiliate or Representative of Purchaser except for the purpose of consummating the transactions contemplated by this Agreement. If Purchaser or any Affiliate or Representative of Purchaser is requested or required (by request for information or documents by any Governmental Authority or in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Seller Confidential Information, to the extent legally permitted, Purchaser shall notify the Seller Parties promptly of the request or requirement so that the Seller Parties may, at their sole expense, seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Section 7.01(b), or both, and Purchaser shall reasonably cooperate with the Seller Parties in connection with the foregoing. The foregoing shall not be construed to restrict the ability of Purchaser or any of its Affiliates or managers to disclose any information to any of Purchaser’s or its Affiliates’ directors, officers, employees, members, advisors, agents, representatives, direct or indirect investors, finance providers, prospective investors, prospective policy purchasers, secured parties and hedge counterparties who are subject to confidentiality restrictions.
(c)    Each of the Seller Parties and Purchaser shall at all times comply with all Laws applicable to it and affecting the Policies, Policy Documents and Insureds, including Laws regarding the privacy of any Insured or any other Person related to the Policies. Without limitation of the foregoing, each of the Seller Parties and Purchaser acknowledge that insurance regulations and other Laws are structured to provide confidentiality to policy sellers and Insureds with respect to Protected Personal Data in connection with ownership or sale of their Policies, and that Purchaser and all of its agents and representatives, are obligated to keep Protected Personal Data confidential in accordance with applicable Laws and regulations. Purchaser agrees to comply with all applicable Laws with respect to maintaining the confidentiality of Protected Personal Data.
(d)    Notwithstanding anything to the contrary herein, each Party may disclose Confidential Information to the extent necessary or required in order to enforce any right, interest or claim under any Transaction Document.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
Section 8.01    Amendment. This Agreement, or any provision hereof, shall not be amended, modified or supplemented except by an instrument in writing signed by Purchaser and each Seller Party.
Section 8.02    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall in all respects be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal laws of the state of New York, without reference to conflicts of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Each of the Parties irrevocably submits to the co-exclusive jurisdiction of (a) any state or federal court sitting in the Borough of Manhattan, New York, New York (and, in each case, any appellate court therefrom) and (b) to the extent provided in the Approval Order, the Bankruptcy Court in respect of any claim, action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of, relating to or in connection with this Agreement. Each Party irrevocably waives and agrees not to assert, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such proceedings in any such court and any claim that any proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment in any claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY (A) ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING THAT MAY ARISE UNDER

OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (B) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS, OR IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES TO THIS AGREEMENT WITH RESPECT TO THE TRANSACTION DOCUMENTS OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
Section 8.03    Remedies. The Parties acknowledge and agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their respective obligations under this Agreement. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.
Section 8.04    Notices. All notices, directions, instructions, demands and other communications provided for hereunder shall be in writing (including electronic mail communication) and sent to each Person entitled thereto, at its address set forth below and in the manner provided for herein:
(a)    In the case of Parent:

Emergent Capital, Inc.
5355 Town Center Road,
Suite 701
Boca Raton, FL, 33486
USA

with a copy to (which copy shall not constitute notice):

Winston & Strawn LLP
Attention: Dan Passage
333 S. Grand Avenue
Los Angeles, CA 90071-1543
D: +1 213-615-1739
F: +1 213-615-1750
Email: dpassage@winston.com
(b)    In the case of each Seller Party:
Lamington Road Designated Activity Company
1 – 2 Victoria Buildings
Haddington Road
Dublin 4

White Eagle General Partner, LLC
c/o AMS Limited
One Lane Hill, East Broadway
Hamilton HM19
Bermuda

with a copy to (which copy shall not constitute notice):

Winston & Strawn LLP
Attention: Dan Passage
333 S. Grand Avenue
Los Angeles, CA 90071-1543
D: +1 213-615-1739
F: +1 213-615-1750
Email: dpassage@winston.com
(c)    In the case of Purchaser, in accordance with notice instructions given to each other Party hereto in writing by Purchaser from time to time.
(d)    In the case of the Partnership, from and after the Closing, in accordance with notice instructions given to each other Party hereto in writing by the Partnership from time to time, with a copy to (which copy shall not constitute notice):
Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street
New York, NY 10019
Attention: Laura Metzger
Email: lmetzger@orrick.com

or, as to any of such Persons, at such other address or email address as shall be designated by such Person in a written notice to the other Persons party hereto. All such notices, directions, instructions, demands and communications shall be effective: (a) if sent by overnight courier, on the Business Day after the day sent, (b) if by U.S. mail, three (3) Business Days after being deposited in the mail, (c) if delivered personally, when delivered, and (d) if sent by electronic mail, when received by the recipient prior to 5:00 p.m. local time for the recipient during a Business Day, otherwise on the next Business Day). Notwithstanding the foregoing, notice of breach, service of legal process or other similar communications shall not be given by electronic mail and shall not be deemed duly given under this Agreement if delivered by such means.
Section 8.05    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid or unenforceable by any court of competent jurisdiction, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 8.06    No Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No failure to exercise and no delay in exercising, on the part of Purchaser or the Seller Parties, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.07    Counterparts. This Agreement may be executed in two or more counterparts (and by different Parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by a portable document format image shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 8.08    Successors and Assigns; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Neither Party may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the other Parties, and any such purported assignment or delegation without such consent shall be void. The Parties hereby designate the Purchaser Indemnified Parties as intended third party beneficiaries to enforce Purchaser’s rights under Article VI of this Agreement. Except as otherwise provided in this Section 8.08, nothing in this

Agreement is intended to or shall confer any third party beneficiary or other rights upon any Person not a party hereto.
Section 8.09    Merger and Integration. This Agreement, together with the other Transaction Documents, set forth the entire understanding of the Parties hereto relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement, including the Commitment Letters and Letter of Intent.
Section 8.10    Expenses. Each Party shall be responsible for its own costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement.
Section 8.11    Non-Recourse. This Agreement and any other Transaction Document may only be enforced against, and any claim or cause of action (whether at law or in equity, in tort, contract or otherwise) that may be based upon, arise out of, or relate to this Agreement or any other Transaction Document or the negotiation, execution or performance hereof or thereof, may only be brought against each Person that is expressly named as a party to this Agreement or such other Transaction Document in such Person’s capacity as such, subject to Section 8.12, and only with respect to the specific obligations set forth in this Agreement or such other Transaction Document with respect to such party (subject to the terms, conditions and other limitations set forth herein), and, other than Lamington Road and Parent, no former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, incorporators, members, trustees, beneficiaries, partners, financing sources, Affiliates, agents, or other Representatives of any party or of any Affiliate of any party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party under this Agreement, any other Transaction Document or for any claim or cause of action (whether at law or in equity, in tort, contract or otherwise) based on, in respect of or by reason of this Agreement or such other Transaction Document or in respect of any covenants, representations, warranties or statements (whether written or oral, express or implied) made or alleged to have been made in connection herewith or therewith. Notwithstanding the foregoing, nothing in this Section 8.11 shall prohibit the Partnership, the New General Partner or Purchaser from asserting a claim of set off against any distributions payable to the holders of the Class B Partnership Units (including any future holder of the Class B Partnership Units who is not a party to this Agreement or any other Transaction Document) pursuant to the A&R LPA
Section 8.12    Purchaser Limited Recourse.
(a)    The Parties hereto hereby acknowledge and agree that, notwithstanding any other provision hereof or in any other Transaction Document, no Person party to any of the Transaction Documents (nor any other person acting on behalf of any of them) shall be entitled at any time to institute against Purchaser, or join in any institution against Purchaser of, any bankruptcy, reorganisation, arrangement, insolvency, examinership, winding-up or liquidation proceedings or other similar proceedings under any applicable bankruptcy or similar law in connection with any obligations of Purchaser relating to any Transaction Document or otherwise owed to any Person party to a Transaction Document (other than payment of the Purchase Price), save for lodging a claim, and participating, appearing and being heard, in the liquidation of Purchaser which is initiated by another non-affiliated party or taking proceedings to obtain a declaration as to the obligations of Purchaser (including by appointing a receiver); provided that except as expressly set forth above, this Section 8.12(a) shall not limit any remedy against Purchaser under the Transaction Documents at law or in equity.
(b)    The Seller Parties shall not have any recourse against any current or future director, shareholder, officer, employee, member, agent, adviser, direct or indirect equity holder or Affiliate of Purchaser, or any financing source thereof in respect of any obligations, covenant or agreement entered into or made by Purchaser pursuant to any Transaction Document or any notice or documents which it is requested to deliver hereunder or thereunder.
Section 8.13    Tax Matters.
(a)    Tax Treatment. The Purchaser, Seller Parties and the Partnership agree to treat the purchase of the Purchased Interests by the Purchaser pursuant to this Agreement in accordance with Revenue Ruling 99-5 Situation 2, 1999-1 C.B. 434. The Parties agree and intend that each of the Class A Partnership Units, Class B Partnership Units and Class D Partnership Units shall be treated as equity interests in the Partnership and any return thereon a distributive share of income of the Partnership, in each case for U.S. federal income tax purposes.
(b)    Tax Returns.
(i)    Lamington Road, at its sole cost and expense, shall prepare, or cause to be prepared, and shall timely file, or cause to be filed, all Tax Returns of the Partnership due (after taking into account all appropriate extensions) on or prior to the Closing Date (and any amendments thereto) (the “Seller Prepared Returns”), and shall pay the full amount due. To the extent that a Seller Prepared Return needs to be filed after the Closing Date by the Partnership, the Seller Parties shall promptly pay the full amount due with respect to such Seller Prepared Tax Return to the Partnership, and Purchaser shall cause the Partnership to file such Tax Return and pay the full amount due with respect thereto promptly after receiving payment therefor from the Seller Parties.
(ii)    The Partnership shall prepare and timely file all Tax Returns of the Partnership due (after taking into account all appropriate extensions) after the Closing Date that are not Seller Prepared Returns (the “Partnership Prepared Returns”). To the extent that a Partnership Prepared Return relates to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with applicable existing procedures and practices, unless otherwise required by law. At least thirty (30) days prior to the due date of any Partnership Prepared Tax Return that relates to a Pre-Closing Tax Period, the Partnership shall provide a draft of such Tax Return to the Seller Parties for their review and comment. The Partnership shall in good faith consider any reasonable comments made by the Seller Parties to any such Tax Return. At least five (5) days prior to the due date for the filing of any Partnership Prepared Tax Return that relates to a Pre-Closing Tax Period, the Seller Parties shall pay to the Partnership the amount of any Pre-Closing Taxes that are payable with respect to such Tax Return.

(iii)    The Purchaser shall not, and shall not allow the Partnership to amend any Tax Return of the Partnership for a Pre-Closing Tax Period or otherwise initiate (or agree to) any other Seller Party Tax Matter without the prior written consent of the Seller Parties (not to be unreasonably conditioned, withheld or delayed).
(c)    Tax Contests. If any Governmental Authority issues to the Partnership (i) a notice of its intent to audit or conduct another legal proceeding with respect to Taxes of the Partnership for any Pre-Closing Tax Period or (ii) a notice of deficiency for Taxes for any Pre-Closing Tax Period, the Partnership shall notify the Seller Parties of its receipt of such communication from the Governmental Authority within thirty (30) days of receipt. The Partnership shall control any audit or other legal proceeding in respect of any Tax Return or Taxes of the Partnership in accordance with the terms of the A&R LPA (a “Tax Contest”); provided, however, that (A) the Seller Parties, at their sole cost and expense, shall have the right to control any such Tax Contest to the extent it relates to a taxable period ending on or prior to the Closing Date and (B) the Seller Parties shall be entitled to comment on the conduct of any Tax Contest to the extent it relates to a Pre-Closing Tax Period, which such comments the Partnership shall consider in good faith, taking into account the relative magnitude of the Taxes that would reasonably be expected to be imposed as a result of such Tax Contest on the Purchaser Indemnified Parties, on the one hand, and the Seller Parties, on the other hand. If the Seller Parties assume control of a Tax Contest, they shall not settle or resolve any such Tax Contest that could result in a Purchaser Indemnified Party incurring a Tax that is not an Indemnified Tax or if such settlement or resolution, or a position taken in furtherance thereof, would reasonably be expected to impact the Tax liability of the Partnership or the Purchasers for any Post-Closing Tax Period, in each case, without the prior written consent of the Purchaser (not to be unreasonably conditioned, withheld or delayed).
(d)    Tax Refunds. All refunds of Taxes of the Partnership for any Pre-Closing Tax Period (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be for the benefit of the Seller Parties. To the extent that the Purchaser or the Partnership receives a refund that is for the benefit of the Seller Parties, the Purchaser or the Partnership, as applicable, shall pay to the Seller Parties the amount of such refund (and interest received from the Governmental Authority with respect to such refund). The amount due to the Seller Parties shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset). To the extent any refund, credit or offset of Taxes described in this Section 8.13(d) for which the Seller Parties have received payment under this Section 8.13(d) is subsequently reduced or disallowed as a result of an audit, Seller shall promptly pay the amount so reduced or disallowed (including any interest thereon imposed by the relevant Governmental Authority) to Purchaser.
(e)    Cooperation. Purchasers and Seller Parties will cooperate in good faith, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 8.13. Such cooperation shall include the retention (for a period of seven (7) years following the Closing Date) and (upon another Party’ request) the provision of records and information which are reasonably relevant to the preparation and filing of Tax Returns and to any audit, inquiry, examination, litigation or other proceeding, and making employees available to provide additional information and explanation of any material provided hereunder.

[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

EMERGENT CAPITAL, INC.

By:	/s/ Miriam Martinez
	Name:	Miriam Martinez
	Title:	CFO

LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY

By:	/s/ Miriam Martinez
	Name:	Miriam Martinez
	Title:	Director

WHITE EAGLE GENERAL PARTNER, LLC

By:	/s/ Miriam Martinez
	Name:	Miriam Martinez
	Title:	CFO

WHITE EAGLE ASSET PORTFOLIO, LP

By:	/s/ Miriam Martinez
	Name:	Miriam Martinez
	Title:	CFO

[Subscription Agreement – Signature Page]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

PALOMINO JV, L.P., as Purchaser
By: Palomino GP Limited, its General Partner

By: /s/	Yun Zheng
Name:	Yun Zheng
Title:	Director

[Subscription Agreement – Signature Page]

GLOSSARY OF DEFINED TERMS
“A&R LPA” has the meaning set forth in the recitals hereto.
“A&R Securities Intermediary Agreement” means the Securities Account, Paying Agent and Custodian Agreement, dated as of the Closing Date, by and between, among others, the Partnership and the Partnership’s Securities Intermediary.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” means, when used with respect to any specified Person, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlled by” and “under common control with” have meanings correlative to the foregoing
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax law.
“Agreement” has the meaning set forth in the preamble hereto.
“Allocation Schedule” has the meaning set forth in Section 3.02(b).
“Approval Order” means the Order “(A) Authorizing the Sale of the Majority Equity Interests in Debtors White Eagle Asset Portfolio, LP and White Eagle General Partner, LLC Free and Clear of Liens, Claims, Encumbrances, and Other Interests, (B) Authorizing Assumption and Payment of Liabilities of White Eagle Asset Portfolio, LP and White Eagle General Partner, LLC by Debtor Lamington Road Designated Activity Company, (C) Approving Bid Protections in Favor of the Purchaser Support Parties, (D) Granting the Buyer and the Purchaser Support Parties the Protections Afforded to a Good Faith Purchaser, and (E) Granting Related Relief,” entered by the Bankruptcy Court in the Case on July 22, 2019 at D.I. 393.
“Assumption Agreement” has the meaning set forth in the recitals hereto.
“Bankruptcy Code” has the meaning set forth in the recitals hereto.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
“Base Purchase Price” has the meaning set forth in Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed for business.
“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Claim” means any action, suit, case, litigation, proceeding, claim, arbitration, charge, criminal prosecution, investigation, demand letter, warning letter, finding of deficiency or non-compliance, adverse inspection report, notice of violation, notice of alleged liability, penalty, fine, sanction, subpoena, request for recall, request for remedial action, damages, liabilities and obligations of any nature whatsoever.
“Class B Partnership Units” has the meaning set forth in the A&R LPA.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” means the date of this Agreement.
“Closing Date Policies” has the meaning set forth in Section 3.02(a).
“Closing Purchase Price” has the meaning set forth in Section 2.02(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment Letters” means those certain letter agreements by and between Jade Mountain Partners, LLC, the Partnership, the Withdrawing General Partner, Lamington Road and Parent, dated as of June 30, 2019 and July 18, 2019, including the corresponding term sheets attached thereto.
“Confidential Information” has the meaning set forth in Section 7.01(b).
“Current LPA” means the Limited Partnership Agreement of the Partnership in effect as of the date hereof.
“Damages” has the meaning set forth in Section 6.02(a).
“Data Room” means the electronic data room of the Seller Parties hosted by Intralinks, containing certain information relating the Selling Parties, the Partnership and the Policies, which electronic data room was accessible to Purchaser beginning on May 30, 2019.
“Debtors” means, collectively, the Partnership, the Withdrawing General Partner and Lamington Road.
“Disbursement Schedule” has the meaning set forth in Section 3.02(c).
“Enforceability Limitations” has the meaning set forth in Section 4.01(a)(vii).
“Export Administration Act” has the meaning set forth in Section 4.01(a)(xxi).
“Fifth Monthly Operating Report” means the Monthly Operating Report for the period of March 1, 2019 through March 31, 2019 that the Debtors filed in the Chapter 11 Cases at D.I. 229 on April 24, 2019.

“Fourth Monthly Operating Report” means the Monthly Operating Report for the period of February 1, 2019 through February 28, 2019 that the Debtors filed in the Chapter 11 Cases at D.I. 185 on April 9, 2019.
“Financial Statements” has the meaning set forth in Section 4.01(a)(iv)(A).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any local, state, provincial, federal, foreign or other government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality of any such government, including any state insurance regulatory authority or any taxing authority.
“Grace” means, with respect to a Policy, with respect to a date of determination, that the related Issuing Insurance Company has determined that such Policy will lapse if a Premium payment thereon is not made within 30 days, and the Seller has not yet made such Premium payment.
“Gross Proceeds” means the proceeds of each Policy, including, without limitation, the death benefits and refund of Premiums (in each case, together with any interest accrued and paid thereon) from the related Issuing Insurance Companies (including, any settlement proceeds or distributions received from any state guaranty fund and other property and interests in property related thereto, including, without limitation, all monies due and to become due in respect to any of the foregoing (whether in respect of principal, interest, fees, expenses, indemnities, rescission payments, return premiums or otherwise)).
“Indebtedness” means, without duplication, all (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or similar instruments, or pursuant to any direct or indirect guaranty or arrangements having the economic effect of a guarantee (excluding trade payables), or that are secured by a Lien on property or assets; (iii) obligations under interest rate protection agreements; (iv) obligations under capital leases; (v) obligations issued or assumed as the deferred purchase price of property or services; (vi) liabilities, whether or not contingent, for the deferred purchase price of past acquisitions; (vii) amounts accrued in respect of milestone payments; (viii) accrued but unpaid commissions, royalty obligations or similar obligations, including re-calculations of any such amount paid prior to Closing; (ix) obligations in respect of interest rate, currency or commodity derivatives, swaps, hedges or similar arrangements; (x) asset retirement obligations and similar obligations; (xi) obligations evidenced by any securitization or factoring arrangements; (xii) payment obligations accrued or that, at such time of determination, are or become payable to any holder of any indebtedness of the types described in clauses (i) through (xi) of this definition in connection with seeking or receiving any consent, modification, waiver or amendment of any material provision of any such indebtedness or by reason of any default or alleged default of any such indebtedness; (xiii) Tax liabilities and provisions; (xiv) provisions for litigations and (xv) principal, interest (including default interest), premiums, penalties (including prepayment and early termination penalties and default penalties or judgments), breakage fees and other amounts owing in respect of the items described in the foregoing clauses (i) through (xv).

“Indemnified Claims” has the meaning set forth in Section 6.02(a).
“Indemnified Taxes” means (i) Pre-Closing Taxes, (ii) Taxes of the Seller Parties for any Tax period, (iii) Taxes of other entities that are imposed on or with respect to a Purchaser Indemnified Party that arise as a result of a Seller Party or the Partnership being a member of an Affiliated Group on or prior to the Closing Date, (iv) Taxes imposed on or with respect to a Purchaser Indemnified Party as a transferee or successor or pursuant to any contractual obligation, which Taxes relate to an event or transaction occurring on or prior to the Closing Date, (v) Taxes (other than Transfer Taxes, which are governed by clause (vii), and income Taxes) imposed on or with respect to a Purchaser Indemnified Party, or for which a Purchaser Indemnified Party may otherwise be liable, directly as a result of the transactions contemplated by this Agreement to the extent such Taxes would not have been imposed had the transactions contemplated by this Agreement been structured as a purchase of assets by Purchaser from the Seller Parties, all else being equal, (vi) Taxes of the Seller Parties under Section 8.13(b), and (vii) any Transfer Taxes allocated to Seller Parties under Section 3.03(e).
“Indemnifying Party” means, under Section 6.02, the Seller Parties, and under Section 6.03, Purchaser.
“Initial Monthly Operating Report” means the Monthly Operating Report that the Debtors filed in the Case at D.I. 99 on February 4, 2019.
“Insured” means a natural person whose life is insured by a Policy.
“IRS” means the U.S. Internal Revenue Service.
“Issuing Insurance Company” means, with respect to any Policy, the insurance company that is obligated to pay the related Net Death Benefit upon the death of the related Insured by the terms of such Policy (or the successor to such obligation).
“June 2019 Financial Statement” has the meaning set forth in Section 4.01(a)(iv)(A).
“Lamington Road” has the meaning set forth in the preamble hereto.
“Lamington Road Schedule of Assets and Liabilities” means the Summary of Assets and Liabilities for Non-Individuals that Lamington Road Designated Activity Company filed in the Case at Case Number 18-12615-KG at D.I. 5 on November 28, 2018.
“Lamington Road Statement of Financial Affairs” means the Statement of Financial Affairs for Non-Individuals Filing for Bankruptcy that Lamington Road Designated Activity Company filed in the Case at Case Number 18-12615-KG at D.I. 6 on November 28, 2018.
“Law” means any federal, state, local or foreign law, statute, ordinance, code, rule or regulation enacted by any Governmental Authority.

“Lender Parties Facility” means that certain credit facility entered into on January 31, 2017 by and among the Seller Parties and the Partnership as Borrowers, LNV Corporation, as sole lender, and CLMG Corp., as administrative agent.
“Letter of Intent” means that certain letter agreement by and between Jade Mountain Partners, LLC, the Partnership, Lamington Road and Parent, dated as of May 23, 2019, and the term sheet attached thereto.
“Liabilities” means any and all debts, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, or matured or unmatured.
“Lien” means any lien (statutory or otherwise), pledge, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, conditional sale, capital lease, adverse claim or other encumbrance on or with respect to any property or interest in property and any preferential arrangement having the practical effect of constituting the foregoing with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.
“Master Termination Agreement” means the Master Termination Agreement dated as of the Closing Date entered into by and among the Seller Parties, the Partnership, Lamington Road Bermuda Ltd., a Bermuda company, CLMG Corp., as administrative agent under the Lender Parties Facility and under the DIP Loan Agreement (as defined in the Plan), LNV Corporation, as initial lender under the Lender Parties Facility, Wilmington Trust, National Association ("WTNA"), in its capacities as securities intermediary and custodian under the Partnership Securities Intermediary Agreement and as agent under the pledge agreement pursuant to the Lender Parties Facility and the Purchaser.
“Material Contracts” has the meaning set forth in Section 4.01(a)(ix).
“Matured Policy” has the meaning set forth in Section 2.02(a).
“Matured Policy Purchase Price” has the meaning set forth in Section 2.02(b).
“Monthly Operating Reports” means collectively, and “Monthly Operating Report” means with reference to any individually, the Initial Monthly Operating Report, the Second Monthly Operating Report, the Third Monthly Operating Report, the Fourth Monthly Operating Report, the Fifth Monthly Operating Report, the Sixth Monthly Operating Report, and the Seventh Monthly Operating Report.
“Net Death Benefit” means, with respect to any Policy, as of any date of determination, the face amount payable under such Policy net of any Policy Loan (and accrued Policy Loan interest not yet paid on or capitalized into any related Policy Loan) as of such date of determination.
“Notice of Claim” has the meaning set forth in Section 6.02(d).

“Order” means any writ, judgment, decree (including any consent decree), injunction or similar order issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction (in each such case whether preliminary or final).
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.
“Original Seller” means, with respect to a Policy, the owner of such Policy that first sold or otherwise transferred such Policy pursuant to an Underlying Transfer Agreement.
“Parent” has the meaning set forth in the preamble hereto.
“Parties” has the meaning set forth in the preamble hereto.
“Partnership” has the meaning set forth in the preamble hereto.
“Partnership Approvals” has the meaning set forth in Section 4.01(a)(x)(H).
“Partnership Expenses” means the costs, fees and expenses incurred by the Partnership or the Seller Parties in connection with the Transaction Documents and the agreements contemplated hereby and thereby (including preliminary discussions, term sheet negotiations and discussions with any other Person) and the consummation of the transactions contemplated hereby and thereby, and all of the costs, fees, expenses and claims to be paid in full under the Plan and listed on the Disbursement Schedule, in each case including, without limitation, those associated with any legal, accounting, investment banker, data room provider, or other service provider.
“Partnership Indebtedness” means all Indebtedness of the Partnership as of the applicable time of determination.
“Partnership Interest Exchange Agreement” has the meaning set forth in the recitals hereto.
“Partnership-Level Representations” has the meaning set forth in Section 6.01(b).
“Partnership Prepared Returns” has the meaning set forth in Section 8.13(b)(ii).
“Partnership Tax Owners” means the Withdrawing General Partner and Lamington Road.
“Partnership’s Securities Account” means, collectively, all accounts established by the Partnership’s Securities Intermediary pursuant to the Partnership’s Securities Intermediary Agreement, or, after the Closing Date, all accounts established by the A&R Securities Intermediary Agreement.
“Partnership’s Securities Intermediary” means Wilmington Trust, N.A.

“Partnership’s Securities Intermediary Agreement” means the Second Amended and Restated Securities Account Control and Custodian Agreement, dated as of January 31, 2017, by and between, among others, the Partnership and the Partnership’s Securities Intermediary.
“Periodic Report” means the Periodic Report on the value, operations, and profitability of Lamington Road Bermuda, LTD that the Debtors filed in the Case at D.I. 98 on February 4, 2019.
“Permits” means all consents, approvals, permits, licenses, authorizations, registrations, certificates or orders obtained or required to be obtained from Governmental Authorities.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated association, Governmental Authority or any other entity.
“Plan” means the Second Amended Joint Chapter 11 Plan of Reorganization dated as of June 18, 2018, filed in the Case at D.I. 343 and confirmed by the Bankruptcy Court by its Order entered on June 19, 2019 at D.I. 349.
“Pledge Agreement” has the meaning set forth in the recitals hereto.
“Policy” has the meaning set forth in the recitals hereto.
“Policy Documents” means the Policies and all other contracts, agreements, document or certificates that relate to a Policy or have come into possession or control of any Seller Party, the Servicer or the Partnership’s Securities Intermediary since the origination of the Policy or any premium finance loan relating to such Policy, including, without limitation, (A) authorizations, consents and releases related to the Policies or the disclosure of non-public personal financial, health, medical, or other information of the related Insured, comprising any of the following: (i) authorization of disclosure of protected health information; (ii) authorization for disclosure of Policy information; (iii) authorization of insured for use and disclosure of non-public personal information; (iv) power of attorney regarding medical records; and (v) authorization and direction to provide death certificate, (B) all material health and medical data, information, or records and life expectancy reports relating to the Insured, (C) the most recent policy illustration relating to each Policy, and if different, the policy illustration relating to each Policy used by the Partnership to generate the premium projections for such Policy as provided in the Data Room, the most recent statement and verification of coverage relating to such Policy, all change forms and other documents indicating any change of an owner, beneficiary or assignee of any Policy on the records of the related Issuing Insurance Company, (D) all agreements and other documents relating to any premium finance, sale or transfer of a beneficial interest in a Policy or a trust that owns a Policy, or other similar transaction with respect to which any Policy was subject (including, but not limited to, all documents related to the foreclosure, relinquishment or surrender of a Policy in satisfaction of the obligations under any premium finance loan, all premium finance loan documents, security documents, notes, guaranties and applications for premium finance loans and all other documents relating to any premium finance loan, each other document relating to any Policy contained (or ever contained) in the Data Room, and all other material agreements or records of any kind relating to any Policy or the Insured thereunder obtained or received by the Seller Parties, the Servicer under the Servicing

Agreement, or the Partnership’s Securities Intermediary, and including all exhibits, schedules, endorsements, riders, amendments and annexes to each Policy, including the application for issuance of each Policy.
“Policy Loan” means, with respect to any Policy, any loan or other cash advance against, or cash withdrawal from, the cash value of such Policy, pursuant to the terms and conditions of such Policy.
“Post-Closing Tax Period” means any Tax period or portion thereof beginning after the Closing Date.
“Pre-Closing Taxes” means all Taxes imposed on or with respect to the Partnership that are attributable to a Pre-Closing Tax Period (determined with respect to any taxable period that includes but does not end on the Closing Date by apportioning Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (x) property Taxes and other similar Taxes imposed on a periodic basis shall be apportioned on a ratable daily basis, and (y) all other Taxes shall be apportioned based on an interim closing of the books as of the end of the Closing Date; provided that (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be apportioned under clause (y) to the Pre-Closing Tax Period on a ratable daily basis and (B) any Tax (or item of income, gain, loss, deduction or credit) resulting from a transaction engaged in by the Partnership on the Closing Date, but after the Closing, shall be apportioned to the Post-Closing Tax Period).
“Pre-Closing Tax Period” means any Tax period or portion thereof ending on or before the Closing Date.
“Premium” means, with respect to any Policy, as indicated by the context, any past due premium with respect thereto, or any scheduled or other premium with respect thereto, including, if applicable, premiums or other payments in connection with the conversion of such Policy from a term life policy to a permanent life policy.
“Prohibited Boycott” has the meaning set forth in Section 4.01(a)(xxi).
“Protected Personal Data” means personally identifiable information that is subject to state or federal privacy laws governing the receipt, maintenance or disclosure of such PII, including: (a) personally identifiable financial information as defined by Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et seq. (“GLB”), and any amendments and regulations thereto; (b) personal, financial, credit, health and medical information about an Insured, a policy seller, a beneficiary or any spouse or other individual closely related by blood or law to any such Person (each, a “Consumer”), information about a Consumer’s sex, date of birth, age, income, address, telephone number, Social Security Number or tax identification number, account information, photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document such as a Policy, life expectancy evaluation, life insurance application or viatical or life settlement application); (c) information that a Consumer has provided to obtain an insurance product or service; (d) information about a Consumer resulting from a transaction involving an insurance product or service and a Consumer; (e) any information the Purchaser collects through an Internet “cookie” or other information collecting device from a web server to the extent that such information constitutes personally identifiable information; and (f) an individual’s protected health information as defined by Privacy Rule, 45 C.F.R. §160.103 (promulgated to implement the Health Insurance Portability and Accountability Act of 1996), including any information or data created by or derived from a health care provider or the Consumer that relates to the past, present or future physical, mental or behavioral health or condition of an individual or a member of the individual’s family.
“Purchased Interests” has the meaning set forth in the recitals hereto.
“Purchaser” has the meaning set forth in the preamble hereto.
“Purchaser Confidential Information” has the meaning set forth in Section 7.01(a).
“Purchaser Indemnified Party” has the meaning set forth in Section 6.02(a).
“Purchaser Released Party” has the meaning set forth in Section 6.02(a)8.
“Purchase Price” has the meaning set forth in Section 2.01.
“Reference Date” has the meaning set forth in Section 4.01(a)(iv)(A).
“Reference Date Balance Sheet” has the meaning set forth in Section 4.01(a)(iv)(A).
“Released Claims” has the meaning set forth in Section 6.08.
“Representative” means: with respect to any Person, any officer, director, manager, principal, attorney, accountant, investment banker, agent, employee, managing members, general partners, or other representative of such Person.
“Schedules of Assets and Liabilities” means collectively, and “Schedule of Assets and Liabilities” means with reference to any individually, the White Eagle Asset Portfolio, LP Schedule of Assets and Liabilities, the White Eagle General Partner, LLC Schedule of Assets and Liabilities, and the Lamington Road Schedule of Assets and Liabilities.
“Second Monthly Operating Report” means the Monthly Operating Report for the period of November 14, 2018 through December 31, 2018 that the Debtors filed in the Case at D.I. 105 on February 7, 2019.
“Securities Act” has the meaning set forth in Section 4.01(c)(x).
“Seller Confidential Information” has the meaning set forth in Section 7.01(b).
“Seller Indemnified Party” has the meaning set forth in Section 6.03(a).
“Seller Indemnifying Parties” has the meaning set forth in Section 6.02(a).
“Seller Notice of Claim” has the meaning set forth in Section 6.03(b).

“Seller Parties” has the meaning set forth in the preamble hereto.
“Seller Parties’ Knowledge”, “Knowledge of the Seller Parties” or “Knowledge” means (i) with respect to matters involving the Partnership or Lamington Road, the knowledge of each of Miriam Martinez, Jack Simony, Patrick Curry, and Harvey Werblowsky, in each case after reasonable inquiry of the relevant service provider(s) (as determined by the Partnership or Lamington Road in its reasonable discretion) retained by or on behalf of the Partnership or Lamington Road, and any other person who reports to such person and who would have reason to know of the matter in question, (ii) with respect to matters involving Parent, with regards to events, facts or circumstances that existed or occurred on or after August 1, 2017 or currently do exist or are occurring, the knowledge of Jack Simony, Patrick Curry and Harvey Werblowsky, in each case, after reasonable inquiry of the relevant service provider(s) (as determined by the Partnership or Lamington Road in its reasonable discretion) retained by or on behalf of the Partnership, Lamington Road or Parent, and any other person who reports to such person and who would have reason to know of the matter in question and (iii) with respect to matters involving Parent, with regards to events, facts or circumstances that existed or occurred on or after May 6, 2016 or currently do exist or are occurring, the knowledge of Miriam Martinez after reasonable inquiry of the relevant service provider(s) (as determined by the Partnership or Lamington Road in its reasonable discretion) retained by or on behalf of the Partnership, Lamington Road or Parent, and any other person who reports to such person and who would have reason to know of the matter in question..
“Seller Party Tax Matter” means (i) amending a Tax Return of the Partnership for a Pre-Closing Tax Period; (ii) making or revoking an election on any Tax Return filed after the Closing Date that adversely affects the Taxes or Tax Returns of the Partnership for a Pre-Closing Tax Period or that adversely affects the Taxes of the Seller Parties or other Seller Indemnified Parties; (iii) extending or waiving the applicable statute of limitations with respect to a Tax of the Partnership for a Pre-Closing Tax Period; (iv) filing any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Partnership for a Pre-Closing Tax Period; (v) entering or pursuing a voluntary disclosure agreement with a Governmental Authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period; or (vi) causing the Partnership to engage in a transaction on the Closing Date, but after the Closing, that is outside of the ordinary course of business.
“Seller Prepared Returns” has the meaning set forth in Section 8.13(b)(i).
“Servicer” means MLF LexServ, L.P., a Delaware limited partnership.
“Servicing Agreement” means the Servicing Agreement, dated May 16, 2014, by and between, among others, the Partnership and the Servicer, as amended.
“Settlement Agreement” means the Prepetition Lender Settlement Agreement between and among LNV Corporation; CLMG Corp.; Parent; Imperial Finance and Trading, LLC; Lamington Road Bermuda, LTD; OLIPP IV, LLC; Markley Asset Portfolio LLC; and the Debtors, dated as of May 24, 2019, attached to and incorporated within the Plan as Exhibit A, and filed in the Case at D.I. 343-1.

“Seventh Monthly Operating Report” means the Monthly Operating Report for the period of May 1, 2019 through May 31, 2019 that the Debtors filed in the Case at D.I. 378 on July 15, 2019.
“Sixth Monthly Operating Report” means the Monthly Operating Report for the period of April 1, 2019 through April 30, 2019 that the Debtors filed in the Case at D.I. 298 on May 30, 2019.
“Statements of Financial Affairs” means collectively, and “Statement of Financial Affairs” means with reference to any individually, the White Eagle Asset Portfolio, LP Statement of Financial Affairs, the White Eagle General Partner, LLC Statement of Financial Affairs, and the Lamington Road Statement of Financial Affairs.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, either alone or through or together with any other Subsidiary of such Person, any of the capital stock or equity interests.
“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, in each case, imposed by (or otherwise payable to) any Governmental Authority, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, unclaimed property, escheat, excise, severance, windfall profits, stamp, license, payroll, social security, withholding, goods and services tax and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest related thereto and shall include any liability for such amounts as a result of (i) being a member of an Affiliated Group, (ii) transferee or successor liability, or (iii) a contractual obligation to indemnify any person or other entity.
“Tax Contest” has the meaning set forth in Section 8.13(c).
“Tax Incentive” has the meaning set forth in Section 4.01(a)(x)(N).
“Tax Return” means returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates, amendments thereto, claims for refunds and information returns) for Taxes.
“Third Monthly Operating Report” means the Monthly Operating Report for the period of January 1, 2019 through January 31, 2019 that the Debtors filed in the Case at D.I. 147 on March 4, 2019.
“Third Party Claim” has the meaning set forth in Section 6.02(d).
“Transfer Tax” has the meaning set forth in Section 3.03(e).

“Transaction Documents” means, collectively, this Agreement, the Pledge Agreement, the Assumption Agreement, the Approval Order, the A&R LPA, the Management Agreement between the Partnership and Jade Mountain Partners, and the A&R Securities Intermediary Agreement.
“Underlying Transfer Agreement” means, with respect to a Policy, a life settlement agreement, option agreement, transfer agreement or other purchase agreement between the Original Seller of such Policy and the life settlement provider, lender, option holder or other Person which acquired such Policy from the Original Seller (which, for purposes of clarification, refers exclusively to the initial transaction if such Policy has been transferred more than once).
“USAO” means the U.S. Attorney’s Office for the District of New Hampshire.
“USAO Investigation” means the investigation commenced by the USAO on September 27, 2011 investigating Parent’s former president, chief operating officer and three former life finance sales executives in connection with its premium finance loan business and involving certain Policies currently owned by the Partnership, which resulted in Parent entering into a non-prosecution agreement with the USAO on April 30, 2012, under which the USAO agreed not to prosecute Parent for its involvement in the making of misrepresentations on life insurance applications in connection with its premium finance business or any potential securities fraud claims related to its premium finance business, and which, as of December 31, 2015, the USAO has formally concluded.
“White Eagle Asset Portfolio, LP Schedule of Assets and Liabilities” means the Summary of Assets and Liabilities for Non-Individuals that White Eagle Asset Portfolio, LP filed in the Case at Case Number 18-12808-KG at D.I. 62 on January 11, 2019.
“White Eagle Asset Portfolio, LP Statement of Financial Affairs” means the Statement of Financial Affairs for Non-Individuals Filing for Bankruptcy that White Eagle Asset Portfolio, LP filed in the Case at Case Number 18-12808-KG at D.I. 63 on January 11, 2019.
“White Eagle General Partner, LLC Schedule of Assets and Liabilities” means the Summary of Assets and Liabilities for Non-Individuals that White Eagle General Partner, LLC filed in the Case at Case Number 18-12614-KG at D.I. 5 on November 28, 2018.
“White Eagle General Partner, LLC Statement of Financial Affairs” means the Statement of Financial Affairs for Non-Individuals Filing for Bankruptcy that White Eagle General Partner, LLC filed in the Case at Case Number 18-12614-KG at D.I. 6 on November 28, 2018.
“White Eagle Liabilities” means all Liabilities, of and against the Partnership or the Withdrawing General Partner as of the Closing Date, including, but not limited to, the Partnership’s and Withdrawing General Partner's obligations under the Plan.
“Withdrawing General Partner” has the meaning assigned in the preamble hereto.

Disclosure Schedules

Schedule I    Closing Date Policies
Schedule 3.02(b)    Allocation Schedule
Schedule 3.02(c)    Disbursement Schedule
Schedule 3.02(d)(vii)    Agreements to Be Terminated
Schedule 4.01(a)(iii)(A)    Beneficial Owners of White Eagle Asset Portfolio, LP
Schedule 4.01(a)(iii)(B)    Outstanding Securities
Schedule 4.01(a)(iii)(D)    Change of Control, Anti-Dilution, Accelerated Vesting
Schedule 4.01(a)(iii)(E)    Voting Agreements
Schedule 4.01(a)(iv)(G)    Partnership Indebtedness
Schedule 4.01(a)(v)    Absence of Certain Changes
Schedule 4.01(a)(vi)(A)    Litigation and Claims
Schedule 4.01(a)(vi)(E)    Settled Policy related Claims and additional items
Schedule 4.01(a)(viii)    No Violations
Schedule 4.01(a)(ix)    Material Contracts
Schedule 4.01(a)(x)(C)    Tax Powers of Attorney
Schedule 4.01(a)(xi)    No Consents
Schedule 4.01(a)(xiv)(C)    [Certain Policies]
Schedule 4.01(a)(xiv)(D)    Claims Related to Policies

Schedule 4.01(a)(xiv)(F)	Policies not in the name of the Securities Intermediary or Partnership because some of the death benefit is going to other beneficiaries
Schedule 4.01(a)(xiv)(L)    [Certain Policies]

Schedule 4.01(a)(xiv)(M)	Policies with Irrevocable Beneficiaries

Schedule 4.01(xix)	Insurance Policies and Bonds

Schedule 4.01(xx)	Partnership Bank Accounts and List of Officers, Managers and Directors of the Partnership, Withdrawing General Partner and Lamington Road